Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of December 29, 2017

by and among

INDUSTRIAL LOGISTICS PROPERTIES TRUST,
as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 12.5,
as Lenders,

and

CITIBANK, N.A.,
as Administrative Agent and Collateral Agent,

with

CITIGROUP GLOBAL MARKETS INC., RBC CAPITAL MARKETS,(1) MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, AND WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

(1)                                 RBC Capital Markets is a brand name of Royal Bank of Canada and its affiliates.

i

ARTICLE V CONDITIONS PRECEDENT		57

5.1	Initial Conditions Precedent	57
5.2	Conditions Precedent to All Loans and Letters of Credit	59

ARTICLE VI REPRESENTATIONS AND WARRANTIES		60

6.1	Representations and Warranties	60
6.2	Survival of Representations and Warranties, Etc.	66

ARTICLE VII AFFIRMATIVE COVENANTS		67

7.1	Preservation of Existence and Similar Matters	67
7.2	Compliance with Applicable Law and Material Contracts	67
7.3	Maintenance of Property	67
7.4	Conduct of Business	68
7.5	Insurance	68
7.6	Payment of Taxes and Claims	68
7.7	Books and Records; Inspections	68
7.8	Use of Proceeds	68
7.9	Environmental Matters	69
7.10	Further Assurances	69
7.11	REIT Status	69
7.12	Exchange Listing	69
7.13	Guarantors	69
7.14	Collateral Matters	71

ARTICLE VIII INFORMATION		72

8.1	Quarterly Financial Statements	72
8.2	Year-End Statements	72
8.3	Compliance Certificate	72
8.4	Other Information	73
8.5	Electronic Delivery of Certain Information	74
8.6	Public/Private Information	75
8.7	Patriot Act Notice; Compliance	75

ARTICLE IX NEGATIVE COVENANTS		76

9.1	Financial Covenants	76
9.2	Negative Pledge	77
9.3	Restrictions on Intercompany Transfers	77
9.4	Merger, Consolidation, Sales of Assets and Other Arrangements	77
9.5	Plans	78
9.6	Fiscal Year	78
9.7	Modifications of Organizational Documents and Other Material Contracts	78
9.8	Transactions with Affiliates	79
9.9	Environmental Matters	79
9.10	Derivatives Contracts	79
9.11	Guaranties of Other Indebtedness	79
9.12	Use of Proceeds	79

ARTICLE X DEFAULT		80

10.1	Events of Default	80
10.2	Remedies Upon Event of Default	83
10.3	Remedies Upon Default	84
10.4	Marshaling; Payments Set Aside	84
10.5	Allocation of Proceeds	84
10.6	Letter of Credit Collateral Account	85
10.7	Performance by Administrative Agent	86
10.8	Rights Cumulative	86

ARTICLE XI THE AGENTS		87

11.1	Appointment and Authorization; Appointment of Supplemental Collateral Agents	87
11.2	Citibank or any Successor Agents as Lender	88
11.3	Approvals of Lenders	89
11.4	Notice of Events of Default	89
11.5	Agents’ Reliance	89
11.6	Indemnification of Agents	90
11.7	Lender Credit Decision, Etc.	91
11.8	Successor Agents	91
11.9	Titled Agent	92
11.10	Certain ERISA Matters	92

ARTICLE XII MISCELLANEOUS		94

12.1	Notices	94
12.2	Expenses	96
12.3	Setoff	97
12.4	Litigation; Jurisdiction; Other Matters; Waivers	97
12.5	Successors and Assigns	98
12.6	Amendments and Waivers	102
12.7	Nonliability of Agents and Lenders	104
12.8	Confidentiality	104
12.9	Indemnification	105
12.10	Termination; Survival	106
12.11	Severability of Provisions	106
12.12	GOVERNING LAW	106
12.13	Counterparts	106
12.14	Obligations with Respect to Loan Parties and Subsidiaries	106
12.15	Independence of Covenants	107
12.16	Limitation of Liability	107
12.17	Entire Agreement	107
12.18	Construction	107
12.19	Headings	107
12.20	LIABILITY OF TRUSTEES, ETC.	107
12.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108

SCHEDULES

I	Commitments
II	Pledge Requirements – UCC Article 8 Opt In
III	SPE Requirements
1.1	List of Loan Parties

6.1(i)	Litigation

EXHIBITS

A	Form of Assignment and Assumption Agreement
B	Form of Guaranty
C	Form of Notice of Borrowing
D	Form of Notice of Continuation
E	Form of Notice of Conversion
F	Form of Notice of Swingline Borrowing
G	Form of Note
H	Form of Swingline Note
I	Form of Disbursement Instruction Agreement
J-1 – J-4	Forms of U.S. Tax Compliance Certificate
K	Form of Compliance Certificate
L	Form of Pledge Agreement

THIS CREDIT AGREEMENT (this “Agreement”) dated as of December 29, 2017, by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a real estate investment trust organized under the laws of the State of Maryland (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 12.5, CITIBANK, N.A. (“Citibank”), as administrative agent (together with any successor administrative agent appointed pursuant to Article XI, the “Administrative Agent”) for the Lenders, Citibank, as collateral agent (together with any successor collateral agent appointed pursuant to Article XI, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”) for the Lenders, the Swingline Lenders (as hereinafter defined) and the Issuing Banks (as hereinafter defined), with CITIGROUP GLOBAL MARKETS INC., RBC CAPITAL MARKETS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and WELLS FARGO SECURITIES, LLC, as Joint Lead Arrangers and Joint Bookrunners.

WHEREAS, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders desire to make available to the Borrower a revolving credit facility in the initial amount of $750,000,000 which will include a $75,000,000 swingline subfacility and a $75,000,000 letter of credit subfacility;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“2007-44” has the meaning given that term in Section 6.1(n)(i).

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 4.1(b).

“Adjusted EBITDA” means, with respect to any period of time, EBITDA of the Borrower and its Subsidiaries determined on a consolidated basis for such period less Capital Expenditure Reserves for all Properties for such period.

“Administrative Agent” means Citibank as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 11.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 4.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall any Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning given in the preamble of this Agreement.

“Agreement Date” means the date as of which this Agreement is dated.

“Agents” has the meaning specified in the preamble of this Agreement.

“Anti-Corruption Laws” means all Applicable Laws of any jurisdiction concerning or relating to bribery, corruption or money laundering, including without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” has the meaning given that term in Section 6.1(y).

“Applicable Facility Fee Percentage” means the percentage set forth in the table below corresponding to the Level at which the Applicable Margin is determined in accordance with clause (b) of the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

Any change in the applicable Level at which the Applicable Margin is determined in accordance with clause (b) of the definition thereof shall result in a corresponding and simultaneous change in the Applicable Facility Fee Percentage.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, at any date of determination, (a) a percentage per annum determined by reference to the Leverage Ratio as set forth below, but subject to clause (b) below:

Level	Leverage Ratio	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	< 40%	1.30%	0.30%
2	> 40% but < 45%	1.40%	0.40%
3	> 45% but < 50%	1.55%	0.55%
4	> 50% but < 55%	1.70%	0.70%
5	> 55% but < 60%	1.90%	0.90%
6	> 60%	2.20%	1.20%

(a)                                 The Applicable Margin for each Base Rate Loan shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for each LIBOR Loan shall be determined by reference to the Leverage Ratio in effect on the first day of the Interest Period pertaining to such LIBOR Loan; provided, however, that (i) the Applicable Margin shall initially be at Level 2 on the Agreement Date, (ii) no change in the Applicable Margin resulting from the Leverage Ratio shall be effective until the first Business Day after the date on which the Administrative Agent receives (x) the financial statements required to be delivered pursuant to Section 8.1 or 8.2, as the case may be, and (y) a certificate of the Chief Financial Officer (or other Responsible Officer performing similar functions) of the Borrower demonstrating the

Leverage Ratio, and (iii) the Applicable Margin shall be at Level 6 for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 8.1 or 8.2, as applicable, the information described in clause (ii) of this proviso and shall continue to apply until the first Business Day after the date on which the information described in clause (ii) of this proviso is delivered.  If as a result of a restatement of the Borrower’s financial statements or other recomputation of the Leverage Ratio on which the Applicable Margin is based, the interest paid or accrued hereunder was paid or accrued at a rate lower than the interest that would have been payable had such Leverage Ratio been correctly computed, the Borrower shall pay to the Administrative Agent for the account of the Lenders promptly following demand therefor the difference between the amount that should have been paid or accrued and the amount actually paid or accrued.

(b)                                 In the event that the Borrower obtains an Investment Grade Rating, the Borrower may, upon written notice to the Administrative Agent, make an irrevocable one-time written election (setting forth the date for such election to be effective) to exclusively use the ratings based pricing grid set forth below (a “Ratings Grid Election”), in which case the Applicable Margin for LIBOR Loans and Base Rate Loans will then (commencing on the date specified in such Ratings Grid Election) be determined, in accordance with the pricing grid below, on the basis of the Debt Rating of the Borrower, notwithstanding any failure of the Borrower to maintain an Investment Grade Rating.  During any period that the Borrower has received Debt Ratings from Moody’s, S&P and Fitch that are not equivalent, the Applicable Margin shall be determined based on the Level corresponding to the lower of the highest two Debt Ratings.  During any period for which the Borrower has received Debt Ratings from only S&P and Moody’s that are not equivalent, the Applicable Margin shall be determined by the higher of the two such Debt Ratings.  During any period that the Borrower has received Debt Ratings from only one of S&P and Moody’s plus Fitch that are not equivalent, the Applicable Margin shall be determined by the Debt Rating from S&P or Moody’s.  During any period that the Borrower has not received a Debt Rating from S&P or Moody’s but has received a Debt Rating from Fitch, the Applicable Margin shall be determined based on Level 5.

Level	Debt Rating	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A-/A3 or higher	0.825%	0.000%
2	BBB+/Baa1	0.875%	0.000%
3	BBB/Baa2	1.000%	0.000%
4	BBB-/Baa3	1.200%	0.200%
5	Less than BBB-/Baa3 (or unrated)	1.550%	0.550%

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into between a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.5) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means a fluctuating rate equal to the highest of (i) Citibank’s base rate, (ii) the Federal Funds Rate plus 0.50%, and (iii) one-month LIBOR plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in Citibank’s base rate, the Federal Funds Rate or one-month LIBOR (provided that clause (iii) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).  Citibank’s base rate is a rate set by Citibank based upon various factors, including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such base rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.5(c).

“Borrower Letter” means that certain letter dated as of the Agreement Date from the Borrower to the Administrative Agent and the Lenders.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Business Management Agreement” means that certain business management agreement by and between the Borrower and RMR to be entered into on or prior to the date of the Qualified Public Offering in substantially the form filed as an exhibit to the registration statement of the Borrower filed in connection with the Qualified Public Offering.

“Capital Expenditure Reserves” means, with respect to a Property and for a given period, an amount equal to (a) the aggregate rentable square footage of all buildings located on such Property, times (b) $0.10, times (c) the number of days in such period, divided by (d) 365; provided, however, that no Capital Expenditure Reserves shall be required with respect to any portion of a Property which is leased to a third party obligated under such lease to pay all capital expenditures with respect to such portion of such Property.

“Capitalization Rate” means 6.25%.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use property) that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Issuing Banks or the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Banks shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Citibank” has the meaning specified in the preamble of this Agreement.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Lenders.

“Collateral Agent” has the meaning specified in the preamble of this Agreement.

“Collateral Documents” means, collectively, the Pledge Agreement, security agreements, pledge agreements or other similar agreements delivered to any Agent pursuant to Sections 7.13 and 7.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Lenders.

“Collateral Release Date” has the meaning given that term in Section 7.14(b).

“Commitment” means, as to each Lender (other than a Swingline Lender), such Lender’s obligation to make Loans pursuant to Section 2.1, to issue (in the case of an Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.3(i), and to participate in Swingline Loans pursuant to Section 2.4(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Commitment Amount” or as set forth in any applicable Assignment and Assumption or agreement executed by a Lender becoming a party hereto in accordance with Section 2.15, as the same may be reduced from time to time pursuant to Section 2.12 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5 or increased as appropriate to reflect any increase effected in accordance with Section 2.15.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Commitment Reduction Notice” has the meaning given that term in Section 2.12.

“Communications” has the meaning given that term in Section 8.5(c).

“Compliance Certificate” has the meaning given that term in Section 8.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Credit Event” means any of the following:  (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, and (c) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Debt Rating” shall mean, as of any date, with respect to any of S&P, Moody’s or Fitch, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of Guarantor issued by such rating agency prior to such date.  At any time, if any of S&P, Moody’s or Fitch shall no longer perform the functions of a securities rating agency, then (x) the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and (y) pending such amendment, the Debt Ratings of the other of rating agencies described herein, if such have been provided, shall continue to apply.

“Debt Service” means, for any period, the sum of:  (a) Interest Expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period and (b) all regularly scheduled payments made with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (i) fund all or any portion of a Loan to be made by it within 2 Business Days of the date such Loan was required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including, in respect of such Lender’s participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that such Lender will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Support Document” means (i) any credit support annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting a Specified Derivatives Obligation.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit I to be executed and delivered by the Borrower pursuant to Section 5.1(a)(xi), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for a given period and without duplication, the sum of (a) net income (or loss) of such Person for such period determined on a consolidated basis exclusive of the following (but only to the extent included in the determination of such net income (loss) for such period):  (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or non-recurring items including gains or losses from the sale of Properties; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. Straight line rent leveling adjustments required under GAAP, and amortization of intangibles pursuant to FASB ASC 805, shall be disregarded in determinations of EBITDA.  For purposes of this definition, nonrecurring items shall be deemed to include (w) gains and losses on early extinguishment of Indebtedness, (x) non-cash severance and other non-cash restructuring charges or impairment, (y) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP and (z) asset impairment charges.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1 shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (e) each Issuing Bank; provided that notwithstanding the foregoing, for purposes of Sections 2.15 and 3.9(h), “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any natural person or any Defaulting Lender.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental

Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate Reserve Percentage” means, for any Interest Period for all LIBOR Loans comprising part of the same borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined) having a term equal to such Interest Period.

“Event of Default” means any of the events specified in Section 10.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 10.1(l)(ii).

“Excluded Subsidiary” means (a) SIR Chesterfield LLC, and (b) any other Subsidiary acquired by the Borrower after the Agreement Date (i) which holds title to assets which are or are to become collateral for any Secured Indebtedness of such Subsidiary, is an owner of the Equity Interests of a Subsidiary holding title to such assets (but has no assets other than such Equity Interests and other assets of nominal value incidental thereto), or is required to be a single purpose entity in connection with any Secured Indebtedness and (ii) which is prohibited from Guarantying the Indebtedness of any other Person (other than another Excluded Subsidiary) pursuant to (x) any document, instrument or agreement evidencing such Secured Indebtedness, or (y) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (as used in this clause (b) as defined in Section 3.10(a)), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation, if any, in Letter of Credit Liabilities and Swingline Loans at such time.

“Extended Letter of Credit” has the meaning given that term in Section 2.3(b).

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ Global Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“Facility Fee” has the meaning specified in Section 3.5(b).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, an analogous rate determined by the Administrative Agent with reference to another commercially available source or sources designated by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of November 20, 2017, by and among the Borrower and the Lead Arrangers.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder or under any other Loan Document.

“First Extended Termination Date” has the meaning given that term in Section 2.13(a).

“First Extension Notice” has the meaning given that term in Section 2.13(a).

“Fitch” means Fitch, Inc., and its successors.

“Fixed Charges” means, for any period, the sum (without duplication) of (a) Debt Service for such period and (b) Preferred Dividends for such period.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities related to Letters of Credit issued by such Issuing Bank other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to each Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, for any period, net income available for common shareholders of the Borrower for such period determined on a consolidated basis, exclusive of the following (to the extent included in the determination of such net income):  (a) depreciation and amortization; (b) gains and losses from extraordinary or non-recurring items; (c) gains and losses on sales of real estate; (d) gains and losses on investments in marketable securities; and (e) provisions/benefits for income taxes for such period.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions:  (a) either (i) a remaining term (taking into account extensions which may be effected by the lessee without the consent of the lessor) of no less than 30 years from the Agreement Date, or (ii) the right of the lessee to purchase the property on terms reasonably acceptable to the Administrative Agent; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; and (d) free transferability of the lessee’s interest under such lease, including ability to sublease, subject to only reasonable consent provisions.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guarantor Release Date” has the meaning given that term in Section 7.13(c).

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by:  (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 5.1(a)(iii) or Section 7.13 and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“ICE LIBOR” has the meaning specified in the definition of “Screen Rate”.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person (including Subordinated Debt) in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (ii) does not (and is not required to pursuant to GAAP) appear as a liability on the balance sheet of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation, valued, in the case of any such Indebtedness as to which recourse for the payment thereof is expressly limited to the property or assets on which such Lien is granted, at the lesser of (x) the stated or determinable amount of the Indebtedness that is so secured or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) and (y) the Fair Market Value of such property or assets; and (j) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

“Indemnifiable Amounts” has the meaning given that term in Section 11.6.

“Indemnified Party” has the meaning given that term in Section 12.9(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Information” has the meaning given that term in Section 12.8.

“Information Materials” has the meaning given that term in Section 8.6.

“Intellectual Property” has the meaning given that term in Section 6.1(t).

“Intercompany Debt” means intercompany debt owed by the Borrower to SIR in an amount of up to $750,000,000 pursuant to that certain promissory note dated September 29, 2017 by the Borrower to SIR.

“Interest Expense” means, with respect to a Person for any period of time, (a) the interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of such Person for such period plus (b) in the case of the Borrower, the Borrower’s Ownership Share of Interest Expense of its Unconsolidated Affiliates.  Interest Expense shall exclude any amortization of (i) deferred financing fees and (ii) debt discounts (but only to the extent such discounts do not exceed 3.0% of the initial face principal amount of such debt).

“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 days thereafter or on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 days) that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interpolated Rate” means, for the relevant Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) which results from interpolating on a linear basis between:

(a)                                 the applicable Published Screen Rate for the longest period (for which that Published Screen Rate is available) which is less than the relevant Interest Period; and

(b)                                 the applicable Published Screen Rate for the shortest period (for which that Published Screen Rate is available) which exceeds the relevant Interest Period.

“Investment” means, (x) with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person and (y) with respect to any Property or other asset, the acquisition thereof. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Rating” means a Debt Rating of BBB- or better from S&P, a Debt Rating of Baa3 or better from Moody’s or a Debt Rating of BBB- or better from Fitch.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each of Citibank, Royal Bank of Canada, Bank of America, N.A., and Wells Fargo Bank, National Association, in its capacity as an issuer of Letters of Credit pursuant to Section 2.3, or any successor issuer of Letters of Credit hereunder.

“L/C Commitment” means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if such Issuing Bank has entered into one or more Assignment and Assumptions, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 12.5(c) as such Issuing Bank’s “L/C Commitment Amount”, as such amount may be reduced at or prior to such time pursuant to Section 2.3.

“L/C Commitment Amount” has the meaning given to that term in Section 2.3(a).

“L/C Disbursements” has the meaning given to that term in Section 3.9(b).

“Lead Arrangers” means, individually and collectively, as the context may require, Citigroup Global Markets Inc., RBC Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (or, in each case, any other registered broker-dealer wholly-owned by a direct or indirect parent entity of such Lead Arranger to which all or substantially all of such parent entity’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), each in its capacity as a joint lead arranger and joint bookrunner.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes each Swingline Lender; provided, however, the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (and its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.3(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Collateral Agent, for the benefit of the Lenders and the Issuing Banks, and under its sole dominion and control.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender (other than a Lender then acting as the Issuing Bank that issued the related Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3 in the related Letter of Credit, and a Lender then acting as the Issuing Bank that issued the related Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in such related Letter of Credit issued by it after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank that issued the related Letter of Credit) of their participation interests under such Section. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Level” has the meaning given that term in the definition of the term “Applicable Margin.”

“Leverage Ratio” has the meaning given that term in Section 9.1(a).

“LIBOR” means, for any Interest Period for all LIBOR Loans comprising part of the same borrowing of LIBOR Loans, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Screen Rate determined as of approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, or, if for any reason the Screen Rate is not available at such time, then the “LIBOR” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Citibank and with a term equivalent to such Interest Period would be offered by Citibank’s London Branch (or other Citibank branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period; provided, however, that in no circumstance shall LIBOR be less than 0% per annum.  For purposes of determining the Base Rate, one-month LIBOR shall be calculated as set forth in this paragraph utilizing the Screen Rate for a one-month period determined as of approximately 11:00 A.M. (London time) on the applicable date of determination (or on the previous Business Day if such date of determination is not a Business Day).

“LIBOR Loan” means a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1(a) or a Swingline Loan, as the context may require.

“Loan Document” means this Agreement, each Note, the Fee Letter, each Guaranty, each Pledge Agreement, each Letter of Credit Document, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each other Person who guarantees all or a portion of the Obligations and/or who pledges any collateral to secure all or a portion of the Obligations.  Schedule 1.1 sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

“Marketable Securities” means (a) bank deposits and certificates of deposit from a bank rated Baa1 or BBB+ or better by a Rating Agency; (b) government obligations; and (c) commercial paper rated A1 or P1 by a Rating Agency.

“Material Acquisition” means any acquisition by the Borrower or any Subsidiary in which the assets acquired exceed 5.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Agents under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, and in any event shall include the Business Management Agreement and the Property Management Agreement with respect to the Borrower.

“Material Indebtedness” has the meaning given that term in Section 10.1(d)(i).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit a Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Cash Proceeds” means, with respect to the sale or issuance of any Equity Interest by the Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower in connection therewith.

“Net Operating Income” means, with respect to a Property and for a given period, the sum of the following (without duplication):  (a) rents (adjusted to reverse straight-lining of rents and amortization of intangibles pursuant to FASB ASC 805 and the like) and other revenues received in the ordinary course from the leasing or operating of such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued by the Borrower or a Subsidiary related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, on-site marketing expenses and property management fees equal to the greater of (i) actual property management fees or (ii) one and one-half percent (1.50%) of the total gross revenues for such Property for such period, but in any event excluding general and administrative expenses of the Borrower and its Subsidiaries, minus (c) Capital Expenditure Reserves with respect to such Property for such period.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or release with respect to any Loan Document that (i) requires the approval of all Lenders or all affected lenders in accordance with the terms of Section 12.6(b) and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means a Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a promissory note of the Borrower substantially in the form of Exhibit G, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment.

“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Loans.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Issuance” has the meaning given that term in Section 2.3(c).

“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Swingline Lenders pursuant to Section 2.3(b) evidencing the Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to any Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” has the meaning given that term in Section 9.7.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Participant” has the meaning given that term in Section 12.5(d).

“Participant Register” has the meaning given that term in Section 12.5(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, as to any Person:  (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not at the time required to be paid or discharged under Section 7.6 or (ii) if such Lien is the responsibility of a financially responsible tenant, mortgagor or manager to discharge; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person and, in the case of the Borrower or any Subsidiary, Liens granted by any tenant on its leasehold estate in a Property which are subordinate to the interest of the Borrower or a Subsidiary in such Property; (d) Liens in existence as of the Agreement Date and set forth in Item 6.1(f) of the Borrower Letter; (e) deposits to secure trade contracts (other than for Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) the lessor’s interest in property leased to the Borrower or any of its Subsidiaries pursuant to a lease permitted by this Agreement; (g) the interests of tenants, operators or managers of Properties; (h) Liens in favor of the Collateral Agent for the benefit of the Lenders and the Issuing Banks; (i) Liens which are also secured by restricted cash or Cash Equivalents of equal or greater value; (j) Liens securing judgments not constituting an Event of Default under Section 10.1(h); (k) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; (l) Liens (i) on earnest money deposits in connection with purchases and sales of properties, (ii) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to this Agreement, or (iii) consisting of an agreement to dispose of any property; (m) Liens in favor of the Borrower or any of its Subsidiaries; and (n) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Platform” has the meaning given that term in Section 8.5(c).

“Pledge Agreement” has the meaning specified in Section 5.1(a)(iv).

“Pledge Requirements” means the obligation of each Guarantor to at all times include in its constitutive documents the provisions set forth in Schedule II hereto, with such variations approved by the Administrative Agent or its counsel as may be appropriate in consideration of the given context as such provisions are modified solely for the purposes of conforming to the defined terms in the applicable constitutive documents.

“Pledged Interests” means, as of any date of determination, a collective reference to 100.0% of the Equity Interests in the Borrower and each Guarantor.

“Pledgor” means each of (a) the Borrower, (b) each owner of Equity Interests in each Guarantor and (c) SIR.

“Post-Default Rate” means, in respect of any principal of any Loan, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans for such Loan plus two (2.0%), or in respect of any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans that are Loans plus two percent (2.0%).

“Preferred Dividends” means, for any given period and without duplication, all Restricted Payments accrued or paid (and in the case of Restricted Payments paid, which were not accrued during a prior period) during such period on Preferred Stock issued by the Borrower or a Subsidiary.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Stock, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at 1615 Brett Road, OPS III, New Castle, Delaware 19720, Attention:  Bank Loan Syndications Department, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower or any Subsidiary.

“Property EBITDA” means, with respect to a Property and for a given period, the sum of the following (without duplication):  (a) rents (adjusted to reverse straight-lining of rents and amortization of intangibles pursuant to FASB ASC 805 and the like) and other revenues received in the ordinary course from the leasing or operating of such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued by the Borrower or a Subsidiary related to the ownership, operation or maintenance of such Property, including but not limited to taxes, assessments and other similar charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, on-site marketing expenses, the Capital Expenditure Reserves for such Property as of the end of such period, and property management fees equal to the greater of (i) actual property management fees or (ii) one and one-half (1.50%) of the total gross revenues for such Property for such period, but in any event excluding general and administrative expenses of the Borrower and its Subsidiaries.

“Property Management Agreement” means that certain Property Management Agreement by and between RMR and the Borrower, on behalf of itself and its Subsidiaries, to be entered into on or prior to the date of the Qualified Public Offering in substantially the form filed as an exhibit to the registration statement of the Borrower filed in connection with the Qualified Public Offering.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests in the Borrower are actively traded on either the New York Stock Exchange or the NASDAQ markets.

“Public Offering” means a public offering of the Equity Interests in the Borrower or any of its Subsidiaries pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Published Screen Rate” has the meaning specified in the definition of “Screen Rate”.

“Qualified Public Offering” means a single Public Offering on a Public Market which, in the aggregate, results in gross cash proceeds of not less than $250,000,000.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Ratings Grid Election” has the meaning specified in the definition of “Applicable Margin”.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning given that term in Section 12.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse an Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit issued by such Issuing Bank.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel and other advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50% of the aggregate amount of the Commitments of all Lenders or (b) if the Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided, that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Resigning Lender” has the meaning given that term in Section 11.8.

“Responsible Officer” means (a) with respect to the Borrower, the Borrower’s President or Treasurer or any Managing Trustee of the Borrower and (b) with respect to any other Loan Party, such Loan Party’s chief executive officer or chief financial officer.

“Restricted Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or distribution payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“RMR” means The RMR Group LLC, together with its successors and permitted assigns.

“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) an agency, political subdivision or instrumentality of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c).

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union or any other Governmental Authority.

“Screen Rate” means, for any Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”) for deposits in Dollars (for delivery on the first day of such Interest

Period) for a term equivalent to such Interest Period as published by Reuters or another commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time in place of Reuters (the “Published Screen Rate”); provided, however, that if the Published Screen Rate is not available for a period corresponding to the relevant Interest Period but is available for other periods, then “Screen Rate” shall mean the Interpolated Rate; provided further that in no circumstances shall the Screen Rate be less than 0% per annum.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended Termination Date” has the meaning specified in Section 2.13(b).

“Second Extension Notice” has the meaning specified in Section 2.13(b).

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Borrower, shall include (without duplication) the Borrower’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates.  Notwithstanding the foregoing, the Loans shall be treated as Unsecured Indebtedness for the purposes of all covenant calculations and definitions used in this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Financing Transaction” means any senior Unsecured Indebtedness of the Borrower.

“SIR” means Select Income REIT, a real estate investment trust organized under the laws of the State of Maryland.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“SPE Requirements” means the obligation to at all times include in the applicable entity’s constitutive documents the provisions set forth in Schedule III hereto, with such variations approved by the Administrative Agent as may be appropriate in consideration of the given context or as such provisions are modified solely for the purposes of conforming to the defined terms in the applicable constitutive documents.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any party to a Derivatives Contract that is a Lender, or any Affiliate of a Lender, at the time such Derivatives Contract is entered into.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit; provided, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

“Subordinated Debt” means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans and the other Obligations.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Supplemental Collateral Agent” has the meaning specified in Section 11.1(b).

“Swingline Commitment” means, with respect to any Swingline Lender at any time, the amount set forth opposite such Swingline Lender’s name on Schedule I hereto under the caption “Swingline Commitment” or, if such Swingline Lender has entered into one or more Assignment and Assumptions, set forth for such Swingline Lender in the Register maintained by the Administrative Agent pursuant to Section 12.5(c) as such Swingline Lender’s “Swingline Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.4.

“Swingline Lender” means each of Citibank, Royal Bank of Canada, Bank of America, N.A., and Wells Fargo Bank, National Association, together with their respective permitted successors and assigns in such capacity.

“Swingline Loan” means a loan made by a Swingline Lender to the Borrower pursuant to Section 2.3.

“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Termination Date.

“Swingline Note” means a promissory note of the Borrower substantially in the form of Exhibit H, payable to the order of a Swingline Lender in a principal amount equal to the amount of the Swingline Commitment of such Swingline Lender as originally in effect and otherwise duly completed.

“Tangible Net Worth” means, as of any given time, (a) the unallocated book value (exclusive of accumulated depreciation and amortization) of all real estate assets of the Borrower and its Subsidiaries that constitute Properties at such time; plus (b) the book value of other assets (excluding any real estate assets) of the Borrower and its Subsidiaries; less (c) all amounts appearing on the assets side of a consolidated balance sheet of the Borrower for assets separately classified as intangible assets under GAAP (except for allocations of property purchase prices pursuant to FASB ASC 805 and the like); less (d) Total Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means March 29, 2018, or such later date to which the Termination Date may be extended pursuant to Section 2.13.

“Third Extended Termination Date” has the meaning specified in Section 2.13(c).

“Third Extension Notice” has the meaning specified in Section 2.13(c).

“Titled Agent” has the meaning specified in Section 11.19.

“Total Asset Value” means the sum of the following (without duplication) of the Borrower and its Subsidiaries for the fiscal quarter most recently ended: (a)(i) Property EBITDA determined on a consolidated basis for such fiscal quarter and which is attributable to the Properties of the Borrower and its Subsidiaries (excluding Property EBITDA attributable to Properties acquired or disposed of during such fiscal quarter) times (ii) 4 and divided by (iii) the Capitalization Rate; (b) the purchase price paid for any Property acquired during such fiscal quarter or any of the prior three fiscal quarters (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements); (c) all Marketable Securities, cash and cash equivalents; (d) accounts receivable that are not (i) owing in excess of 90 days as of the end of such fiscal quarter or (ii) being contested in writing by the obligor in respect thereof (in which case only such portion being contested shall be excluded from Total Asset Value); (e) prepaid taxes and operating expenses as of the end of such fiscal quarter; (f) the book value of all construction in progress; (g) the book value of all other tangible assets as of the end of such fiscal quarter (provided, however, that to the extent the book value of all other tangible assets of the Borrower as of the end of such fiscal quarter would in the aggregate account for more than 5.0% of Total Asset Value, such excess shall be excluded); (h) the book value of all Unencumbered Mortgage Notes; and (i) the Borrower’s Ownership Share of the preceding items of its Unconsolidated Affiliates.  Notwithstanding the foregoing, to the extent that investments in (i) Unconsolidated Affiliates and Persons that are not Subsidiaries would, in the aggregate, account for more than 10% of Total Asset Value, (ii) Real Property Under Construction (defined as the budgeted costs associated with the acquisition and construction of real property, including, but not limited to, the cost of acquiring such real property as reasonably determined by the Borrower in good faith) would account for more than 15% of Total Asset Value, (iii) development projects that are less than 75% pre-leased would account for more than 5% of Total Asset Value, (iv) Mortgage Notes (defined as the aggregate book value of all assets secured by a mortgage or pledge of interest in real property) would account for more than 10% of Total Asset Value, (v) Unimproved Land would account for more than 5% of Total Asset Value, and (vi) the aggregate value of the items described in clauses (ii), (iii), (iv) and (v) would account for more than 25% of Total Asset Value, in each case, such excess shall be excluded for purposes of calculating Total Asset Value.  Notwithstanding the foregoing, for purposes of determining Total Asset Value at any time, (i) the Borrower may, in addition to the Properties referred to in the immediately preceding clause (b), include the purchase price paid for any Property acquired during the period following the end of the fiscal quarter most recently ended through the time of such determination (less any amounts paid as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements and prior to allocations of property purchase prices pursuant to FASB ASC 805 and the like) and (ii) for purposes of the immediately preceding clause (c), the amount of cash and cash equivalents shall be calculated as of such date of determination rather than as of the end of the fiscal quarter most recently ended.

“Total Indebtedness” means, as of a given date, all liabilities (including payables and accruals) of the Borrower and its Subsidiaries which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries as of such date (excluding allocations of property purchase prices pursuant to FASB ASC 805 and the like), and in any event shall include (without duplication):  (a) all Indebtedness of the Borrower and its Subsidiaries, (b) the Borrower’s Ownership Share of Indebtedness of its Unconsolidated Affiliates and (c) net obligations of the Borrower and its Subsidiaries under any Derivatives Contracts not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof.

“Trading with the Enemy Act” has the meaning given to that term in Section 6.1(y).

“Type” with respect to any Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Asset” means a Property which satisfies all of the following requirements:  (a) such Property is (i) owned in fee simple solely by the Borrower or a Subsidiary or (ii) leased solely by the Borrower or a Subsidiary pursuant to a Ground Lease or other ground lease having terms and conditions reasonably acceptable to the Administrative Agent; (b) such Property is in service; (c) such Property is used for office, industrial or retail uses, or any other use incidental thereto; (d) neither such Property, nor any interest of the Borrower or such Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c), (e) through (i) and (l)(iii) of the definition thereof) or to any Negative Pledge (other than a Negative Pledge permitted under clause (iii) of Section 9.2(b)); (e) if such Property is owned by a Subsidiary, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c), (e) through (i) and (l)(iii) of the definition thereof) or to any Negative Pledge (other than a Negative Pledge permitted under clause (iii) of Section 9.2(b)) and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to sell, transfer or otherwise dispose of such Property without the need to obtain the consent of any Person; (f) such Property is located in a state of the United States of America or in the District of Columbia; and (g) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property.

“Unencumbered Asset Value” means, at any given time, the sum of: (a)(i) Unencumbered Net Operating Income for the fiscal quarter most recently ending times (ii) 4 divided by (iii) the Capitalization Rate; and (b) unrestricted cash and Cash Equivalents of the Borrower so long as such cash and Cash Equivalents are not subject to any Liens (other than Permitted Liens of the types described in clauses (a) through (c), (e) through (i) and (k) of the definition thereof) or to any Negative Pledge (other than a Negative Pledge permitted under clause (iii) of Section 9.2(b)).  To the extent that (x) Properties leased by the Borrower or a Subsidiary pursuant to a ground lease would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded or (y) Properties owned or leased by Subsidiaries that are not Wholly Owned Subsidiaries would, in the aggregate, account for more than 10.0% of Unencumbered Asset Value, such excess shall be excluded.  With respect to any Unencumbered Asset acquired during such fiscal quarter, Net Operating Income attributable to such Unencumbered Asset shall be included in the calculation of Unencumbered Asset Value on a pro forma basis reasonably acceptable to the Administrative Agent.  Notwithstanding the foregoing, for purposes of determining Unencumbered Asset Value at any time, the Borrower may, in addition to the Net Operating Income referred to in the immediately preceding clause (a)(i), include the Net Operating Income of any Unencumbered Asset acquired during the period following the end of the fiscal quarter most recently ended through such time of determination on a pro forma basis reasonably acceptable to the Administrative Agent.

“Unencumbered Mortgage Note” means a promissory note satisfying all of the following requirements:  (a) such promissory note is owned solely by the Borrower or a Subsidiary; (b) such promissory note is secured by a Lien on real property improved only with office, retail or industrial buildings or other improvements of a type similar to improvements located on the Properties as of the Agreement Date; (c) neither such promissory note, nor any interest of the Borrower or such Subsidiary therein, is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c), (e) through (i) and (l)(iii) of the definition thereof) or to any Negative Pledge (other than a Negative Pledge permitted under clause (iii) of Section 9.2(b)); (d) if such promissory note is owned by a Subsidiary, (i) none of the Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens of the types described in clauses (a) through (c), (e) through (i) and (l)(iii) of the definition thereof) or to any Negative Pledge (other than a Negative Pledge permitted under clause (iii) of Section 9.2(b)) and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to sell, transfer or otherwise dispose of such promissory note without the need to obtain the consent of any Person; and (e) such real property and related improvements are not subject to any other Lien (other than Permitted Liens of the types described in clauses (a) through (c) or (e) through (i) of the definition thereof).

“Unencumbered Net Operating Income” means the Net Operating Income from all Unencumbered Assets for the fiscal quarter most recently ending.  When determining Unencumbered Net Operating Income, Net Operating Income attributable to an Unencumbered Asset disposed of during such fiscal quarter shall be excluded.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unsecured Debt Service” means, for a given period, Debt Service for such period, with respect to Unsecured Indebtedness of the Borrower and its Subsidiaries.

“Unsecured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date that is not Secured Indebtedness (excluding Indebtedness associated with Unconsolidated Affiliates) and in the case of the Borrower shall include (without duplication) Indebtedness that does not constitute Secured Indebtedness.  The Loans and Reimbursement Obligations shall be treated as Unsecured Indebtedness for the purposes of all covenant calculations and definitions under this Agreement.

“Unused Commitment” means, with respect to any Lender at any date of determination, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Loans, L/C Disbursements and Swingline Loans made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Commitment Percentage of (A) the aggregate available amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all L/C Commitment Amounts made by the Issuing Banks pursuant to Section 2.3(c) and outstanding at such time.

“Unused Fee” has the meaning specified in Section 3.5(b).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2                               General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements (including the determination of whether a lease is a Capitalized Lease Obligation) shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date.  Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other standards of the Financial Accounting Standards Board allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Eastern time, daylight savings or standard, as applicable.

1.3                               Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining compliance by the Borrower with any financial covenant contained in any Loan Document, only the Ownership Share of the Borrower of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included.

ARTICLE II

CREDIT FACILITY

2.1                               Loans.

(a)                                 Making of Loans.  Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.14, each Lender severally and not jointly agrees to make Loans in Dollars to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment.  Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.  Each borrowing and Continuation under Section 2.8 of, and each Conversion under Section 2.9 of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.  Notwithstanding the immediately preceding two sentences but subject to Section 2.14, a borrowing of Loans may be in the aggregate amount of the unused Commitments.  Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.

(b)                                 Requests for Loans.  Not later than 10:00 a.m. Eastern time at least one (1) Business Day prior to a borrowing of Loans that are to be Base Rate Loans and not later than 10:00 a.m. Eastern time at least three (3) Business Days prior to a borrowing of Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing.  Each Notice of Borrowing shall specify the aggregate principal amount of the Loans to be borrowed, the date such Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Loans, the Type of the requested Loans, and if such Loans are to be LIBOR Loans, the initial Interest Period for such Loans.  Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower.  Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent.  The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)                                  Funding of Loans.  Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing.  Each Lender shall deposit an amount equal to the Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 10:00 a.m. Eastern time on the date of such proposed Loans.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 1:00 p.m. Eastern time on the date of the requested borrowing of Loans, the proceeds of such amounts received by the Administrative Agent.

(d)                                 Assumptions Regarding Funding by Lenders.  With respect to Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Loan to be made by such Lender.

2.2                               [Intentionally Omitted].

2.3                               Letters of Credit.

(a)                                 Letters of Credit.  Subject to the terms and conditions of this Agreement, including without limitation, Section 2.14, the Issuing Banks, on behalf of the Lenders, agree to issue for the account of the Borrower (which may be issued in support of obligations of any Subsidiary of the Borrower) during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $75,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided, however, that no Issuing Bank shall be obligated to issue any Letter of Credit if, after giving effect to such issuance, the aggregate Stated Amount of Letters of Credit issued by such Issuing Bank would exceed the lesser of (a) the Commitment of such Issuing Bank in its capacity as a Lender or (b) such Issuing Bank’s L/C Commitment.

(b)                                 Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit shall be subject to approval by the applicable Issuing Bank and the Borrower.  Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is ten (10) days prior to the Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is ten (10) days prior to the Termination Date.  Notwithstanding the foregoing, a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Collateral Agent for its benefit and the benefit of the applicable Issuing Bank that issued such Letter of Credit and the Lenders no later than 10 days prior to the Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding.  If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 10 days prior to the Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $500,000 (or such lesser amount as may be acceptable to the applicable Issuing Bank, the Administrative Agent or the Collateral Agent, and the Borrower).

(c)                                  Requests for Issuance of Letters of Credit.  The Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date (each, a “Notice of Issuance”). The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the applicable Issuing Bank.  Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 5.2, the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event shall such Issuing Bank be required to issue the requested Letter of Credit prior to the date five (5) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection.  An Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank, the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit issued by it within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.  The Borrower shall use commercially reasonable efforts, to the extent practicable, to cause the Letters of Credit to be issued by the Issuing Banks on a proportionate basis in accordance with their respective proportionate shares of the L/C Commitments, it being understood that the Borrower will be required to deliver a Notice of Issuance only to a single Issuing Bank.

(d)                                 Reimbursement Obligations.  Upon receipt by an Issuing Bank from the beneficiary of a Letter of Credit issued by such Issuing Bank of any demand for payment under such Letter of Credit and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that an Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse each Issuing Bank for the amount of each demand for payment under each Letter of Credit issued by such Issuing Bank at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind.

(e)                                  Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Borrower fails to so advise the Administrative Agent and the applicable Issuing Bank, or if the Borrower fails to reimburse the applicable Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which such Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article V would permit the making of Loans, the Borrower shall be deemed to have requested a borrowing of Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Loan to be made available to the Administrative Agent not later than 11:00 a.m. Eastern time and (ii) if such conditions would not permit the making of Loans, the provisions of subsection (j) of this Section shall apply.  The limitations set forth in the second sentence of Section 2.1(a) shall not apply to any borrowing of Base Rate Loans under this subsection.  Upon receipt by an Issuing Bank of any payment in respect of any Reimbursement Obligation, if such Issuing Bank has received a payment from a Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i), such Issuing Bank shall promptly pay to the Administrative Agent for the account of such Lender, such Lender’s Commitment Percentage of such payment in respect of such Reimbursement Obligation.

(f)                                   Effect of Letters of Credit on Commitments.  Upon the issuance by an Issuing Bank of a Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)                                  Issuing Banks’ Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit issued by an Issuing Bank against such documents, such Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or Administrative Agent’s rights or powers hereunder.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by such Issuing Bank, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender.  In this connection, the obligation of the Borrower to reimburse an Issuing Bank for any drawing made under any Letter of Credit issued by such Issuing Bank, and to repay any Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances:  (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, any other Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing Bank, and any other Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the applicable Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 12.9, but not in limitation of the Borrower’s unconditional obligation to reimburse each Issuing Bank for any drawing made under a Letter of Credit issued by it as provided in this Section and to repay any Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.

(h)                                 Amendments, Etc.  The issuance by an Issuing Bank of any amendment, supplement or other modification to any Letter of Credit issued by such Issuing Bank shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the applicable Issuing Bank and the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Requisite Lenders (or all of the Lenders if required by Section 12.6) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).

(i)                                     Lenders’ Participation in Letters of Credit.  Immediately upon the issuance by an Issuing Bank of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, to the extent and in the manner set forth in the immediately following subsection (j) below, such Lender’s Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of an Issuing Bank in respect of any Letter of Credit issued by it pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).

(j)                                    Payment Obligation of Lenders.  Each Lender severally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing except as otherwise provided in Section 3.9(d).  If the notice referenced in the second sentence of Section 2.3(e) is received by a Lender not later than 10:00 a.m. Eastern time, then such Lender shall make such payment available to the Administrative Agent not later than 1:00 p.m. Eastern time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 12:00 p.m. Eastern time on the next succeeding Business Day.  Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 10.1(e) or (f), (iv) the termination of the Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of an Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)                                 Information to Lenders.  Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit issued by such Issuing Bank outstanding at such time.  Upon the request of any Lender through the Administrative Agent from time to time, an Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit issued by it then outstanding to the Administrative Agent for delivery to such Lender.  Other than as set forth in this subsection, neither any Issuing Bank nor the Administrative Agent shall have any duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of any Issuing Bank or the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

(l)                                     Extended Letters of Credit.  Each Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

2.4                               Swingline Loans.

(a)                                 Swingline Loans.  Subject to the terms and conditions hereof, including without limitation Section 2.14, each Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $75,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.  If at any time the aggregate principal amount of the Swingline Loans made by a Swingline Lender outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the applicable Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b)                                 Procedure for Borrowing Swingline Loans.  The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the applicable Swingline Lender and the Administrative Agent no later than 10:00 a.m. Eastern time on the proposed date of such borrowing.  Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the applicable Swingline Lender and the Administrative Agent by telecopy on the same day of the giving of such telephonic notice.  Not later than 12:00 p.m. Eastern time on the date of the requested Swingline Loan, the applicable Swingline Lender will make the proceeds of such Swingline Loan available to the Administrative Agent at its Principal Office in Dollars, in immediately available funds for the account of the Borrower.  The amount so received by the Administrative Agent shall, subject to the satisfaction of the applicable conditions set forth in Section 5.2 for such borrowing, be made available to the Borrower by depositing same, in immediately available funds, in an account of the Borrower designated by the Borrower in the Notice of Swingline Borrowing.

(c)                                  Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the then current Applicable Margin for Loans that are Base Rate Loans or at such other rate or rates as the Borrower and the applicable Swingline Lender may agree from time to time in writing.  Interest on Swingline Loans is solely for the account of the Swingline Lender that made such Swingline Loan (except to the extent a Lender acquires a participating interest in such Swingline Loan pursuant to the immediately following subsection (e)).  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5 with respect to interest on Loans that are Base Rate Loans (except as the applicable Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan made by such Swingline Lender).

(d)                                 Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by a Swingline Lender and the Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender that made such Swingline Loans and the Borrower may agree) and in connection with any such prepayment, the Borrower must give such Swingline Lender and the Administrative Agent prior written notice thereof no later than 11:00 a.m. Eastern time on the day prior to the date of such prepayment.  The Swingline Loans owing to a Swingline Lender shall, in addition to this Agreement, be evidenced by a Swingline Note in favor of such Swingline Lender.

(e)                                  Repayment and Participations of Swingline Loans.  The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender that made such Swingline Loan and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan.  Any Swingline Lender making demand for repayment of a Swingline Loan made by such Swingline Lender shall notify the Administrative Agent of such demand on the date such demand is made.  Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as a Swingline Lender and the Borrower may agree in writing with respect to such Swingline Lender).  If the Borrower does not timely repay a Swingline Loan in accordance with the foregoing, the Borrower shall be deemed to have delivered a Notice of Borrowing as of 9:00 a.m. Eastern time on the Business Day immediately following such Swingline Maturity Date (or such earlier date as a Swingline Lender and the Borrower may have agreed in writing with respect to such Swingline Lender) in an amount equal to the outstanding balance of the unpaid Swingline Loan.  The amount limitations contained in the second sentence of Section 2.1(a) shall not apply to any borrowing of such Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Administrative Agent of any such unpaid Swingline Loan not later than 10:00 a.m. Eastern time at least one Business Day prior to the proposed date of such deemed borrowing.  Promptly after receipt of such notice from a Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing.  Not later than 10:00 a.m. Eastern time on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of the applicable Swingline Lender, in immediately available funds, the proceeds of the Loan to be made by such Lender.  The Administrative Agent shall pay the proceeds of such Loans to the applicable Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 10.1(e) or (f), each Lender shall purchase from the applicable Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the applicable Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, any Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 10.1(e) or (f)), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the applicable Swingline Lender by any Lender, such Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate.  If such Lender does not pay such amount forthwith upon the applicable Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the applicable Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due it hereunder, to the applicable Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

2.5                               Rates and Payment of Interest on Loans.

(a)                                 Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, during such periods as such Loan is (i) a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans and (ii) a LIBOR Loan, at LIBOR for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of the Lenders, the Swingline Lenders and the Issuing Banks, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of Loans made by such Lender, on the outstanding amount of all Swingline Loans, on all Reimbursement Obligations, respectively, and on any other amount payable by the Borrower hereunder or under the Notes held by such Lenders to or for the account of such Lenders (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest.  All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)                                  Borrower Information Used to Determine Applicable Interest Rates.  The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of any Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

2.6                               Number of Interest Periods.

There may be no more than eight different Interest Periods for LIBOR Loans outstanding at the same time.

2.7                               Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, all Loans on the Termination Date.

2.8                               Prepayments.

(a)                                 Optional.  Subject to Section 4.4, the Borrower may prepay any Loan in whole or in part at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan.  Each voluntary prepayment of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess thereof.  Each voluntary prepayment of LIBOR Loans shall be in an aggregate minimum of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b)                                 Mandatory.

(i)                                     Commitment Overadvance; Financial Covenants Compliance.  If at any time the aggregate principal amount of all outstanding Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders, the amount of such excess.

(ii)                                  Application of Mandatory Prepayments.  Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations.  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.

2.9                               Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of LIBOR Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 10:00 a.m. Eastern time on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions of such Loans subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however, that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10 or the Borrower’s failure to comply with any of the terms of such Section.

2.10                        Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be

Converted into a LIBOR Loan if a Default or Event of Default exists.  Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.  Each such Notice of Conversion shall be given not later than 10:00 a.m. Eastern time 3 Business Days prior to the date of any proposed Conversion.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

2.11                        Notes.

(a)                                 Notes.  Except in the case of a Lender that has requested not to receive a Note, the Loans made by such Lender shall, in addition to this Agreement, also be evidenced by a Note or payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect (or otherwise in effect at the time that the Note is issued) and otherwise duly completed. The Swingline Loans made by a Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of such Swingline Lender.

(b)                                 Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c)                                  Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

2.12                        Voluntary Reductions of the Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all Swingline Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”). Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Commitment reduction.  The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated except in accordance with Section 2.15.  The Borrower shall pay all interest on the Loans, and Fees under Section 3.5(b) with respect to the amount of the Commitment being reduced, accrued to the date of such reduction or termination of the Commitments to the Administrative Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 4.4.

2.13                        Extension of Termination Date.

(a)                                 First Extension.  The Termination Date may be extended to the date occurring four years after the Agreement Date (the “First Extended Termination Date”), subject to the terms of this Section 2.13(a).  The Termination Date shall be extended to the First Extended Termination Date, effective upon satisfaction of the following conditions precedent:  (i) the Borrower shall have completed a Qualified Public Offering, (ii) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall exist and (ii) the Borrower shall have delivered to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clause (i).  As of the First Extended Termination Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the First Extended Termination Date.

(b)                                 Second Extension.  The Borrower shall have the option, exercisable one time, to extend the First Extended Termination Date for an additional six-month period (the “Second Extended Termination Date”).  The Borrower shall exercise such option by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the First Extended Termination Date, a written request for such extension (a “Second Extension Notice”).  The Administrative Agent shall notify the Lenders if it receives a Second Extension Notice promptly upon receipt thereof.  The First Extended Termination Date shall be extended for six months effective upon receipt by the Administrative Agent of the Second Extension Notice and satisfaction of the following conditions precedent:  (i) immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents, (ii) the Borrower shall have paid the Fees payable under Section 3.5(d) and (iii) the Borrower shall have delivered to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y).  As of the Second Extended Termination Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Second Extended Termination Date.

(c)                                  Third Extension.  The Borrower shall have the option, exercisable one time, to extend the Second Extended Termination Date for an additional six-month period (the “Third Extended Termination Date”).  The Borrower shall exercise such option by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the Second Extended Termination Date, a written request for such extension (a “Third Extension Notice”).  The Administrative Agent shall notify the Lenders if it receives a Third Extension Notice promptly upon receipt thereof.  The Second Extended Termination Date shall be extended for six months effective upon receipt by the Administrative Agent of the Third Extension Notice and subject to satisfaction of the following conditions precedent:  (i) immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents, (ii) the Borrower shall have paid the Fees payable under Section 3.5(d) and (iii) the Borrower shall have delivered to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y). As of the Third Extended Termination Date, any and all references in this Agreement, the Notes, if any, or any of the other Loan Documents to the “Termination Date” shall refer to the Third Extended Termination Date.

2.14                        Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, no Swingline Lender shall be required to make a Swingline Loan, no Issuing Bank shall be required to issue a Letter of Credit and no reduction of the Commitments pursuant to Section 2.12 shall take effect, if immediately after the making of any such Loan, the issuance of such Letter of Credit or such reduction in the Commitments, the aggregate principal amount of all outstanding Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Commitments at such time.

2.15                        Increase in Commitments.

The Borrower shall have the right at any time and from time to time during the period beginning on the Effective Date to but excluding the Termination Date to request increases in the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases of the Commitments, the aggregate amount of the Commitments shall not exceed $1,500,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof.  The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to any such increase in the Commitments and the allocations of any increase in the Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders.  No Lender shall be obligated in any way whatsoever to increase its Commitment or to provide a new Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase of the Commitments must be an Eligible Assignee.  If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders’ respective Commitments and after giving effect to the increase of Commitments) of any outstanding Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Lenders under Section 2.3(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4 as a result of the prepayment of any such Loans.  Effecting any increase of the Commitments under this Section is subject to the following conditions precedent:  (x) no Default or Event of Default shall be in existence on the effective date of such increase of the Commitments, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on the effective date of any such increase in the Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted hereunder, and (z) the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:  (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate and other necessary action taken by the Borrower to authorize such increase of the Commitments or and (B) all corporate and other necessary action taken by each Guarantor authorizing the guaranty of such increase of the Commitments; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent, and (iii) new Notes executed by the Borrower, payable to any new Lenders and replacement Notes executed by the Borrower, payable to any existing Lenders increasing their Commitments, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitments (excluding any Lender that has requested that it not receive Notes). In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.15, any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

2.16                        Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

ARTICLE III

PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

3.1                               Payments.

(a)                                 Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 12:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  Each payment received by the Administrative Agent for the account of an Issuing Bank under this Agreement shall be paid to the applicable Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank.  In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, (i) by 5:00 p.m. Eastern time on the Business Day such funds are received by the Administrative Agent, if such amounts are received by 12:00 p.m. Eastern time on such date or (ii) by 5:00 p.m. Eastern time on the Business Day following the date such funds are received by the Administrative Agent, if such amounts are received after 12:00 p.m. Eastern time on any Business Day, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)                                 Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the applicable Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

3.2                               Pro Rata Treatment.

Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Sections 2.1(a), 2.3(e) and 2.4(e) shall be made from the Lenders, each payment of the fees under Section 3.5(b), the first sentence of Section 3.5(c), and Section 3.5(d) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Loans the outstanding principal amount of the Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders; (d) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 4.1) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (e) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.4, shall be in accordance with their respective Commitment Percentages; and (f) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3, shall be in accordance with their respective Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.4(e), in which case such payments shall be pro rata in accordance with such participating interests).  Any payment or prepayment of principal or interest made during the existence of a Default or Event of Default shall be made for the account of the Lenders and the Issuing Banks in accordance with the order set forth in Section 10.5.

3.3                               Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender, or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement, and such payment should be distributed in accordance with Section 3.2 or Section 10.5, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 10.5, as applicable.  To such end, all the Lenders obtaining any such payment (including by purchase of any participation) shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if any such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

3.4                               Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

3.5                               Fees.

(a)                                 Closing Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.

(b)                                 Unused Fee; Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the date hereof or upon the effectiveness of any Assignment and Assumption pursuant to which it became a Lender until the Termination Date or in the event that the Borrower obtains an Investment Grade Rating, until the end of the quarter during which the Administrative Agent receives notice that the Borrower has made a Ratings Grid Election, payable in arrears quarterly on the last day of each March, June, September and December, commencing on March 31, 2018, and on the Termination Date.  The Unused Fee for the account of each Lender shall be calculated for each period for which the Unused Fee is payable on the average daily Unused Commitment of such Lender during such period at the rate per annum equal to, (a) for any period in which the average daily Unused Commitment of such Lender for such period is less than or equal to 50% of such Lender’s aggregate Commitments, 0.15% per annum, and (b) for any period in which the average daily Unused Commitment of such Lender for such period is greater than 50% of such Lender’s aggregate Commitments, 0.25% per annum.  The Borrower shall pay to the Administrative Agent for the account of the Lenders a facility fee (the “Facility Fee”) from the first day of the first quarter following a Ratings Grid election by the Borrower until the Termination Date, payable in arrears quarterly on the last day of each March, June, September and December, and on the Termination Date.  The Facility Fee for the account of each Lender shall be calculated for each period for which the Facility Fee is payable based on a rate per annum equal to the Applicable Facility Fee Percentage times the actual daily amount of each Lender’s Commitment, regardless of usage.  The Borrower acknowledges that the fees payable hereunder are bona fide commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c)                                  Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or terminated or (y) to but excluding the date such Letter of Credit is drawn in full; provided, however, while any Event of Default exists, such letter of credit fee shall accrue at the Post-Default Rate. In addition to such fees, the Borrower shall pay to the applicable Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit issued by it equal to one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit; provided, however, in no event shall the aggregate amount of such fee in respect of any Letter of Credit be less than $1,000.  The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the last day of each March, June, September and December, commencing on March 31, 2018, (ii) on the Termination Date, (iii) on the date the Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit by such Issuing Bank or any other transaction relating thereto.

(d)                                 Extension Fee.  If the Borrower exercises its right to extend the Termination Date to the Second Extended Termination Date or the Third Extended Termination Date in accordance with Section 2.13(b) or Section 2.13(c), the Borrower agrees to pay in each case to the Administrative Agent for the account of each Lender a fee equal to three-fortieths of one percent (0.075%) of the amount of such Lender’s Commitment (whether or not utilized).  Such fee shall be due and payable in full on the date the Administrative Agent receives a Second Extension Notice or a Third Extension Notice pursuant to such Section.

(e)                                  Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

3.6                               Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

3.7                               Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5(a)(i) and (ii) and, with respect to Swingline Loans, in Section 2.4(c).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the

Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

3.8                               Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

3.9                               Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 12.6.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lenders hereunder; third, to Cash Collateralize the Issuing Banks’ aggregate Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future aggregate Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.3(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article V were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans, and, as applicable, all funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans, are held by the Lenders pro rata in accordance with their respective Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  Each Defaulting Lender that is a Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)                               With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Lender the portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and each Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)                                 Reallocation of Participations to Reduce Fronting Exposure.  In the case of a Defaulting Lender that is a Lender, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders that are Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  Cash Collateral, Repayment of Swingline Loans.

(i)                                     If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)                                  At any time that there shall exist a Defaulting Lender that is a Lender, within 1 Business Day following the written request of an Agent or an Issuing Bank (with a copy to the Agents), the Borrower shall Cash Collateralize the Issuing Banks’ aggregate Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time.

(iii)                               The Borrower, and to the extent provided by any Defaulting Lender that is a Lender, such Defaulting Lender, hereby grant to the Collateral Agent, for the benefit of the Issuing Banks, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligations of Defaulting Lenders that are Lenders to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv).  If at any time the Collateral Agent or the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Banks with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Collateral Agent or the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the obligation of a Defaulting Lender that is a Lender to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ aggregate Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Agents (or either thereof) and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Banks may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)                                   Defaulting Lender Cure.  If the Borrower and the Administrative Agent, and solely in the case of a Defaulting Lender that is a Lender, the Swingline Lenders and the Issuing Banks, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Lender, may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)                                 Purchase of Defaulting Lender’s Commitment/Loans.  During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.5(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 12.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

3.10                        Taxes.

(a)                                 Issuing Bank.  For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that neither the Borrower nor any other Loan Party shall be liable to indemnify any Lender or Participant for any Taxes attributable to a Lender’s failure to comply with the provisions of Section 12.5 relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative

Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.  The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)          an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)         to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section

1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV

YIELD PROTECTION, ETC.

4.1          Additional Costs; Capital Adequacy.

(a)           Capital Adequacy.  If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)           Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make or Continue, or Convert any Loans into, any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)            changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii)           imposes or modifies any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii)          imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)           Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5 shall apply).

(d)           Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to an Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by such Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrower shall pay promptly, and in any event within 3 Business Days of demand, to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)           Notification and Determination of Additional Costs.  Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing

Bank and or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder, except to the extent set forth in the immediately following subsection (f); provided, further, that the Administrative Agent, an Issuing Bank or a Lender, as the case may be, shall not be entitled to submit a claim for compensation based upon a Regulatory Change described in the last sentence of the definition of the term “Regulatory Change” unless such Person shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims (it being agreed that none of the Administrative Agent, an Issuing Bank or a Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of an Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.  The Borrower shall pay the Administrative Agent, any such Issuing Bank or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(f)            Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

4.2          Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)           the Administrative Agent shall determine (which determination shall be conclusive absent manifest error) that reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period;

(b)           the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(c)           the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans, and such Lender’s LIBOR Loans shall be treated in accordance with Section 4.5.

4.3          Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful due to a change in (or the interpretation of), or adoption of, any law or regulation from a Governmental Authority becoming effective after the date of this Agreement for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5 shall be applicable).

4.4          Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)           any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2 to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue, as applicable, such LIBOR Loan calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

4.5          Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c), Section 4.2 or Section 4.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(c), Section 4.2, or Section 4.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 4.1, Section 4.2 or Section 4.3 that gave rise to such Conversion no longer exist:

(a)           to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)           all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Sections 4.1(c), 4.2 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

4.6          Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 4.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(b) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender becomes a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Lead Arranger be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  If such Affected Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (i) the date on which an Eligible Assignee executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Affected Lender receives all payments described in this Section 4.6, then such Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Affected Lender.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 4.1 or 4.4) with respect to any period up to the date of replacement.

4.7          Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 4.1 or 4.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation.

4.8          Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE V

CONDITIONS PRECEDENT

5.1          Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)           The Agents shall have received each of the following, in form and substance satisfactory to the Agents:

(i)            counterparts of this Agreement executed by each of the parties hereto;

(ii)           Notes executed by the Borrower, payable to each Lender (other than any Lender that has requested that it not receive any Note) and complying with the terms of Section 2.11(a) and the Swingline Notes executed by the Borrower;

(iii)          the Guaranty executed by each of the Guarantors initially to be a party thereto;

(iv)          a pledge and security agreement, in substantially the form of Exhibit L (together with each other pledge and security agreement and supplement thereto delivered pursuant to Sections 7.13 and 7.14, and in each case as amended, the “Pledge Agreement”), duly executed by the Pledgors, together with all deliveries required thereunder and:

(1)           acknowledgment copies of proper financing statements, duly filed on or before the Effective Date under the UCC of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Collateral Documents, covering the Collateral described therein,

(2)           completed requests for information, dated on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clause (1) above and in such other jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such other financing statements,

(3)           evidence of the completion of all other recordings and filings of or with respect to the Pledge Agreement that the Collateral Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, and

(4)           evidence that all other action that the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Pledge Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC termination statements);

(v)           an opinion of Sullivan & Worcester LLP, and an opinion of Venable LLP, special Maryland counsel, in each case, counsel to the Borrower and the other Loan Parties, addressed to the Agents and the Lenders and covering such matters as any Agent may reasonably request;

(vi)          the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vii)         a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(viii)        a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(ix)          copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(x)           a Compliance Certificate calculated as of the Effective Date on a pro forma basis for the Borrower’s fiscal quarter ended September 30, 2017;

(xi)          a Disbursement Instruction Agreement effective as of the Agreement Date;

(xii)         evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to any of the Agents and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xiii)        if requested by the Administrative Agent, insurance certificates, or other evidence, providing that the insurance coverage required under Section 7.5 (including, without limitation, both property and liability insurance) is in full force and effect;

(xiv)        evidence that the Intercompany Debt shall have been paid in full concurrently with the first Credit Event hereunder;

(xv)         completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches (or such other searches as are determined by the Administrative Agent to be acceptable) with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements;

(xvi)        a Notice of Borrowing or Notice of Issuance, as applicable, relating to the first Credit Event and dated and delivered to the Administrative Agent at least three (3) Business Days prior to the Effective Date (if requesting LIBOR Loans), one (1) Business Day prior to the Effective Date (if requesting Base Rate Loans) or five (5) Business Days prior to the Effective Date (if requesting the issuance of any Letter of Credit);

(xvii)       a breakage indemnity letter agreement executed by the Borrower and the Guarantor in form and substance satisfactory to the Administrative Agent and dated and delivered to the Administrative Agent at least three Business Days prior to the Effective Date; and

(xviii)      such other documents and instruments as the Agents, or any Lender through the Agents, may reasonably request;

(b)           there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(c)           no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(d)           the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, or violation of (i) any Applicable Law or (ii) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which could not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(e)           the Borrower and each other Loan Party shall have provided all information requested by the Agents and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; and

(f)            there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

5.2          Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) Lenders to make any Loans and (ii) an Issuing Bank to issue Letters of Credit (including the Obligations to make any Loans or to issue any Letter of Credit in connection with the first

Credit Event) are each subject to the further conditions precedent that:  (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted hereunder; and (c) in the case of the borrowing of Loans, the Administrative Agent shall have received a timely Notice of Borrowing, in the case of a Swingline Loan, the applicable Swingline Lender shall have received a timely Notice of Swingline Borrowing and in each case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article V have been satisfied.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for the initial Loans set forth in Sections 5.1 and 5.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied; provided that this sentence shall inure only to the benefit of the Administrative Agent and the Lenders and not to the Borrower or any other Loan Party.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1          Representations and Warranties.

In order to induce each of the Agents and each Lender to enter into this Agreement and to make Loans and, in the case of an Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to each of the Agents, each Issuing Bank and each Lender as follows:

(a)           Organization; Power; Qualification.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)           Ownership Structure.  Part I of Item 6.1(b) of the Borrower Letter is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is an Excluded

Subsidiary. As of the Agreement Date, except as disclosed in Part I of Item 6.1(b) of the Borrower Letter, (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it in Part I of Item 6.1(b) of the Borrower Letter, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Item 6.1(b) of the Borrower Letter correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c)           Authorization of Loan Documents and Borrowings.  The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)           Compliance of Loan Documents with Laws.  The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Collateral Agent for its benefit and the benefit of the Lenders and the Issuing Banks.

(e)           Compliance with Law; Governmental Approvals.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)            Title to Properties; Liens.  Each of the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  As of the Agreement Date, there are no Liens against any assets of the Borrower, any Subsidiary or any other Loan Party except for Permitted Liens.

(g)           Existing Indebtedness.  As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of their Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.

(h)           Collateral Documents.  Prior to the Collateral Release Date, (i) the provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Lenders a legal, valid and enforceable first priority and perfected Lien on all right, title and interest of the Pledgors in the Collateral described therein and (ii) except for filings completed prior to the Agreement Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(i)            Litigation.  Except as set forth on Schedule 6.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.  No action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Borrower or any of its Subsidiaries that has been initiated by any Governmental Authority with respect to the violation of Applicable Laws of any jurisdiction concerning or relating to money laundering is pending or, to the knowledge of the Borrower, threatened.

(j)            Taxes.  All federal, state and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed (after taking into account any extensions of time within which to file such tax returns), and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.6.  As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit.  All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)           Financial Statements.  The Borrower has furnished to each Lender copies of (i) the audited consolidated financial statements of 266 properties that were wholly owned, directly or indirectly, by SIR for the years ended December 31, 2015 and December 31, 2016, (ii) the unaudited condensed consolidated balance sheet for the 266 properties that were wholly owned, directly or indirectly, by SIR as of September 30, 2017, and the related unaudited condensed consolidated statements of comprehensive income, shareholder’s equity and cash flows for the nine months ended on such date, and (iii) the draft unaudited pro forma condensed consolidated balance sheet of the Borrower and its consolidated subsidiaries as of September 30, 2017, and the related draft unaudited condensed pro forma consolidated statement of income for the nine months ended on such date, presented as if the Qualified Public Offering had occurred on September 30, 2017.  The financial statements referenced in clauses (i) and (ii) above (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the 266 properties that were wholly owned, directly or indirectly, by SIR as at their respective dates and the results of operations and the cash flow for such periods (subject, as to the unaudited statements, to changes resulting from normal year-end audit adjustments). The financial statements referenced in clause (iii) above (including in each case related schedules and notes) were prepared in good faith based on reasonable assumptions and present in draft form, on a pro forma basis, the condensed consolidated financial position of the Borrower and its consolidated Subsidiaries as at their respective dates and the results of operations for such periods (subject (x) as to draft pro forma statements, to completion of such statements following the pricing of the proposed Qualified Public Offering in connection with which such statements were prepared and (y) as to interim statements, to changes resulting from normal year-end audit adjustments).  Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)            No Material Adverse Change.  Since September 30, 2017, there has been no material adverse change in the consolidated financial condition, results of operations, business, or prospects of the Borrower and its consolidated Subsidiaries taken as a whole.  Each of the Borrower, the other Loan Parties, and the Borrower and its Subsidiaries taken as a whole, is Solvent.

(m)          REIT Status.  The Borrower is (i) at all times prior to the completion by the Borrower of a Qualified Public Offering, an entity that is disregarded for federal income tax purposes from an entity that qualifies for taxation as a REIT and (ii) thereafter, qualified for taxation as a REIT, and in compliance with all requirements and conditions imposed under the Internal Revenue Code to maintain its qualification for taxation as a REIT.  SIR is at all times prior to the completion by the Borrower of a Qualified Public Offering qualified for taxation as a REIT, and in compliance with all requirements and conditions imposed under the Internal Revenue Code to maintain its qualification for taxation as a REIT.

(n)           ERISA.

(i)            Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)           With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)          Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o)           Absence of Default.  None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i)

which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)           Environmental Laws.  In the ordinary course of business and from time to time each of the Borrower, each other Loan Party and each other Subsidiary conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties.  Each of the Borrower, each other Loan Party and each other Subsidiary:  (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may:  (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common-law or legal claim or other liability, or (iii) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which reasonably could be expected to have a Material Adverse Effect.  None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law.  No Hazardous Materials have been transported, released, discharged or disposed on any of the Properties other than (x) in compliance with all applicable Environmental Laws or (y) as could not reasonably be expected to have a Material Adverse Effect.

(q)           Investment Company.  None of the Borrower, any other Loan Party or any other
Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)            Margin Stock.  None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.

(s)            Affiliate Transactions.  Except as permitted by Section 9.8 or as otherwise set forth in Item 6.1(s) of the Borrower Letter, none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(t)            Intellectual Property.  Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person except for such Intellectual Property, the absence of which, and for conflicts which, could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each other Subsidiary has taken all such steps as it deems reasonably necessary to protect its respective rights under and with respect to such Intellectual Property.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property.  The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(u)           Business.  As of the Agreement Date, the Borrower and its Subsidiaries are engaged substantially in the business of acquiring, owning, operating and developing predominantly industrial and logistics Properties, together with other business activities incidental thereto, as currently in use at the Properties.

(v)           Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(w)          Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than financial projections and other forward looking statements and information of a general economic or industry specific nature) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were, at the time the same were so furnished, taken as a whole, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions.  No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders.  No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(x)           Not Plan Assets; No Prohibited Transactions.  None of the assets of the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3 101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(y)           Anti-Corruption Laws and Sanctions; Anti-Terrorism Laws.  None of the Borrower, any Subsidiary, any of their respective directors, or officers, or, to the knowledge of the Borrower, any of the Borrower’s or any Subsidiary’s employees and agents (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States, 50 U.S.C. App. §§ 1 et seq., as amended (the “Trading with the Enemy Act”) or (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department or any enabling legislation or executive order relating thereto, including without limitation, Executive Order No. 13224, effective as of September 24, 2001 relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001) or (C) the Patriot Act (collectively, the “Anti-Terrorism Laws”).  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in their capacities as such) with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers, employees and agents are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects.  None of the Borrower or any Subsidiary is, or derives any of its assets or operating income from investments in or transactions with, a Sanctioned Person and none of the respective directors, officers, or to the knowledge of the Borrower, employees or agents of the Borrower or any of its Subsidiaries is a Sanctioned Person.

(z)           Unencumbered Assets; Unencumbered Mortgage Notes.  As of the Agreement Date, Part I of Item 6.1(z) of the Borrower Letter is a correct and complete list of all Unencumbered Assets and Part II of Item 6.1(z) of the Borrower Letter is a correct and complete list of all Unencumbered Mortgage Notes.  Each of the Properties included by the Borrower in calculations of Unencumbered Asset Value satisfies all of the requirements contained in the definition of “Unencumbered Asset”.  Each of the promissory notes included by the Borrower in calculations of Unencumbered Asset Value satisfies all of the requirements contained in the definition of “Unencumbered Mortgage Note”.

6.2          Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to any Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to any Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.13, the date on which any increase in the Commitments is effectuated pursuant to Section 2.15 and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VII

AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

7.1          Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 9.4, the Borrower shall be a wholly-owned direct Subsidiary of SIR at all times prior to a Qualified Public Offering by the Borrower, and shall, and shall cause each other Loan Party, except as noted otherwise below, and each other Subsidiary of the Borrower to at all times:

(a)           solely with respect to each Subsidiary that directly owns an Unencumbered Asset, maintain its legal structure as a single purpose entity pursuant to its Organizational Documents in accordance with the SPE Requirements in effect on the date of this Agreement;

(b)           solely with respect to each Guarantor and the Borrower, prior to the Collateral Release Date, maintain its Organizational Documents in accordance with the Pledge Requirements in effect on the date of this Agreement;

(c)           preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect;

(d)           take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(e)           preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.2          Compliance with Applicable Law and Material Contracts.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.  The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

7.3          Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve, or cause to be protected and preserved, all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain, or cause to be maintained, in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

7.4          Conduct of Business.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 6.1(u).

7.5          Insurance.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain, or cause to be maintained, insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law.  The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

7.6          Payment of Taxes and Claims.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge, or cause to be paid and discharged, when due (a) all federal and state income taxes, all other material taxes and all assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

7.7          Books and Records; Inspections.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with GAAP and Applicable Law.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.  If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Borrower’s accountants.

7.8          Use of Proceeds.

Prior to the completion by the Borrower of a Qualified Public Offering, the Borrower will use the proceeds of the Loans only to repay Intercompany Debt of the Borrower.  After the completion by the Borrower of a Qualified Public Offering, the Borrower will use the proceeds of Loans only for the repayment of Indebtedness, the acquisition of Properties, working capital needs and other general business purposes.  The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans.

7.9          Environmental Matters.

The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply, or cause to be complied, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply with all Environmental Laws and all Governmental Approvals the failure with which to comply could reasonably be expected to have a Material Adverse Effect, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws.  The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take, or cause to be taken, all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on any Agent or any Lender.

7.10        Further Assurances.

At the Borrower’s cost and expense and upon request of either of the Agents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the applicable Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the applicable Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

7.11        REIT Status.

Following the completion by the Borrower of a Qualified Public Offering, the Borrower shall maintain its qualification for taxation as a REIT.

7.12        Exchange Listing.

At all times following the Borrower’s completion of a Qualified Public Offering, the Borrower shall maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the NYSE American or which is subject to price quotations on NASDAQ’s National Market System.

7.13        Guarantors.

(a)           At any time prior to the Guarantor Release Date, within 10 Business Days following the date on which any Subsidiary (other than an Excluded Subsidiary) is formed or acquired by the Borrower, the Borrower shall deliver to the Agents each of the following in form and substance satisfactory to the Agents:  (i) an Accession Agreement (or if no Guaranty is then in effect, the Guaranty) executed by such Subsidiary, (ii) if such Subsidiary is formed or acquired prior to the Collateral Release Date, a Pledge Agreement with respect to 100% of the Equity Interests in such Subsidiary, executed by the Borrower and/or such Subsidiary(ies) of the Borrower that own such Equity Interests, and (iii) the items that would have been delivered under subsections (iv) (if such Subsidiary is formed or acquired prior to the Collateral Release Date), (v) through (ix) and (xv) of Section 5.1(a) if such Subsidiary had been a Loan Party on the Agreement Date.

(b)           Within 10 Business Days following the date on which any Subsidiary that is not already a Guarantor (other than an Excluded Subsidiary) Guarantees, or otherwise becomes obligated in respect of, any

Indebtedness of the Borrower or any other Subsidiary of the Borrower, the Borrower shall deliver to the Agents each of the following in form and substance satisfactory to the Agents:  (i) an Accession Agreement (or if no Guaranty is then in effect, the Guaranty) executed by such Subsidiary, (ii) if such Subsidiary becomes a Guarantor hereunder prior to the Collateral Release Date, a Pledge Agreement with respect to 100% of the Equity Interests in such Subsidiary, executed by the Borrower and/or such Subsidiary(ies) of the Borrower that own such Equity Interests, and (iii) the items that would have been delivered under subsections (iv) (if such Subsidiary becomes a Guarantor hereunder prior to the Collateral Release Date), (v) through (ix) and (xv) of Section 5.1(a) if such Subsidiary had been a Loan Party on the Agreement Date.

(c)           At any time that the Borrower shall have received and then have in effect an Investment Grade Rating, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, each Guarantor from the Guaranty so long as:  (i) such Guarantor is not required to be a party to the Guaranty under the immediately preceding subsection (b), (ii) no Event of Default resulting from a violation of any of the covenants contained in Section 9.1 shall then be in existence, nor would any Default or Event of Default under the Loan Documents occur as a result of such release; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents; (iv) a Responsible Officer of the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that each Guarantor is either being released from its obligations under each Senior Financing Transaction or has not then provided (and is not then required by the terms of any Senior Financing Transaction to provide) a guaranty or otherwise be obligated with respect to any Senior Financing Transaction to which the Borrower is a party or to which it is simultaneously (or substantially simultaneously) entering into; and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release (such date, provided that all conditions described in this Section 7.13(c) have been satisfied, is referred to as the “Guarantor Release Date”). Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(d)           Prior to the Guarantor Release Date, the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as:  (i) such Guarantor will become (and is permitted hereunder to become) an Excluded Subsidiary within 10 Business Days following the date of such release, (ii) no Event of Default resulting from a violation of any of the covenants contained in Section 9.1 shall then be in existence, nor would any Default or Event of Default under the Loan Documents occur as a result of such release; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents; (iv) a Responsible Officer of the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that such Guarantor is, or within 10 Business Days following the date of such release will become, an Excluded Subsidiary; and (v) the Administrative Agent shall have received such written request at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release.  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

7.14        Collateral Matters.

(a)           Prior to the completion by the Borrower of a Qualified Public Offering the Borrower shall:

(i)            cause all of the Pledged Interests to, in each case, be subject at all times to first priority, perfected security interests in favor of the Collateral Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents;

(ii)           with respect to any Collateral described in the foregoing clause (i), deliver such other documentation as any Agent may request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.1(a)(iv), all in form, content and scope satisfactory to the Agents; and

(iii)          shall indemnify and/or reimburse (as applicable) the Agents for any and all costs, expenses, losses, claims, fees or other amounts paid or incurred by the Agents to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, their respective rights and interests therein or any Loan Party’s underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (iii) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Borrowers referenced herein or in any other Loan Document.

(b)           The Borrower may request in writing that the Collateral Agent release, and upon receipt of such request the Collateral Agent shall release Collateral granted under the Collateral Documents at the Borrower’s expense and execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents so long as:  (i) a Qualified Public Offering shall have been completed by the Borrower; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1; and (iii) the Collateral Agent shall have received such written request at least 5 Business Days (or such shorter period as may be acceptable to the Collateral Agent) prior to the requested date of release (such date of release, the “Collateral Release Date”).  Delivery by the Borrower to the Collateral Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the Collateral Release Date) are true and correct with respect to such request.

ARTICLE VIII

INFORMATION

For so long as this Agreement is in effect, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

8.1          Quarterly Financial Statements.

As soon as available (but in no event later than 45 days after the close of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes). Together with such financial statements, the Borrower shall deliver reports, in form and detail satisfactory to the Administrative Agent, setting forth:  (a) a statement of Funds From Operations for the fiscal quarter then ending; (b) calculation of the financial covenants described in Section 9.1; (c) a listing of capital expenditures made during the fiscal quarter then ended; (d) a listing of all Properties acquired during such fiscal quarter, including the net operating income of each such Property, acquisition costs and related mortgage debt, if any; and (e) summary Property information and other information as may be requested.

8.2          Year-End Statements.

As soon as available (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer or chief accounting officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Borrower and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst &Young LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (it being acknowledged that any of Deloitte, PricewaterhouseCoopers, Ernst & Young LLP and KPMG shall be acceptable to the Administrative Agent), whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.

8.3          Compliance Certificate.

At the time the financial statements are furnished pursuant to the immediately preceding Sections 8.1 and 8.2, and within 5 Business Days of the Administrative Agent’s request with respect to any other fiscal period, a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer or chief accounting officer of the Borrower (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 9.1; and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.  The Borrower shall also deliver a certificate executed by the chief financial officer of the

Borrower that: (i) sets forth a list of all Unencumbered Assets; and (ii) certifies that all Unencumbered Assets so listed fully qualify as such under the applicable criteria for inclusion as an Unencumbered Assets.

8.4          Other Information.

(a)           Promptly upon receipt thereof, copies of all material reports, if any, submitted to the Borrower or its Board of Trustees by its independent public accountants, and in any event all management reports;

(b)           From and after the date of completion by the Borrower of a Qualified Public Offering, as soon as available, the Borrower shall provide copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(c)           Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

(d)           If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(e)           To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect;

(f)            A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower or any other Loan Party promptly upon the Administrative Agent’s request;

(g)           Prompt notice of any change in the senior management of the Borrower and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary which has had, or could reasonably be expected to have, a Material Adverse Effect;

(h)           Prompt notice of the occurrence of any of the following promptly upon a Responsible Officer obtaining knowledge thereof:  (i) Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(i)            Prompt notice of any order, judgment or decree in excess of $10,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(j)            Prompt notice if the Borrower, any Subsidiary or any other Loan Party shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(k)           Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(l)            Promptly, upon Borrower becoming aware at any time of any change in the Borrower’s Debt Rating, a certificate stating that the Borrower’s Debt Rating has changed and the new Debt Rating that is in effect;

(m)          Promptly, upon each request, information identifying the Borrower as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

(n)           Promptly, and in any event within 3 Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following:  (i) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim, in each case, where the matters covered by such notice(s) under clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(o)           From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as any Agent or any Lender may reasonably request.

8.5          Electronic Delivery of Certain Information.

(a)           Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail (at oploanswebadmin@citigroup.com) or intranet websites to which the Agents and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Agents or the Borrower); provided, however, that the foregoing shall not apply to (i) notices to any Lender (or any Issuing Bank) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications; provided, further, that if the Borrower also delivers such materials in paper format to the Administrative Agent, such paper materials shall be deemed the materials delivered pursuant the Loan Documents for all purposes.  Any of the Agents or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically (other than by e-mail) shall be deemed to have been delivered (A) with respect to deliveries made pursuant to Sections 8.1, 8.2, 8.4(b) and 8.4(c) by proper filing with the Securities and Exchange Commission and available on www.sec.gov, on the date of filing thereof and (B) with respect to all other electronic deliveries (other than deliveries made by e-mail), twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies each Lender of said posting and the Borrower notifies Administrative Agent of said posting by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent and provides a link thereto provided (x) if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 10:00 a.m. Eastern time on the next business day for the recipient and (y) if the deemed time of delivery occurs on a day that is not a business day for the recipient, the deemed time of delivery shall be 10:00 a.m. Eastern time on the next business day for the recipient.  Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Neither of the Agents shall have any obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)           Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

(c)           The Borrower agrees that, except as directed otherwise by the Borrower, the Administrative Agent may make the material delivered by the Borrower pursuant to this Section 8.5 (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”), subject to the implementation of confidentiality agreements and procedures reasonably acceptable to the Borrower.  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Borrower, the Administrative Agent or any of their respective Affiliates in connection with the Platform.

8.6          Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

8.7          Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE IX

NEGATIVE COVENANTS

For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

9.1          Financial Covenants.

(a)           Leverage Ratio.  The Borrower shall not permit the ratio of (i) Total Indebtedness to (ii) Total Asset Value to exceed 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection in any fiscal quarter in which the Borrower completed a Material Acquisition and for up to three consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed (the “Leverage Ratio”).

(b)           Minimum Fixed Charge Coverage Ratio.  The Borrower shall not permit the ratio of (i) Adjusted EBITDA for the fiscal quarter of the Borrower most recently ending to (ii) Fixed Charges for such period, to be less than 1.50 to 1.00 at any time.

(c)           Secured Indebtedness.  The Borrower shall not permit the ratio of (i) Secured Indebtedness of the Borrower and its Subsidiaries to (ii) Total Asset Value to be greater than 0.40 to 1.00 at any time.

(d)           Unencumbered Leverage Ratio.  The Borrower shall not permit the ratio of (i) Unsecured Indebtedness to (ii) Unencumbered Asset Value to be greater than 0.60 to 1.00 at any time; provided, however, that if such ratio is greater than 0.60 to 1.00 but is not greater than 0.65 to 1.00, then the Borrower shall be deemed to be in compliance with this subsection (d) in any fiscal quarter in which the Borrower completed a Material Acquisition and for up to three consecutive fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed.

(e)           Unencumbered Interest Coverage Ratio.  The Borrower shall not permit the ratio of (i) Unencumbered Net Operating Income to (ii) Unsecured Debt Service for the Borrower’s fiscal quarter most recently ending, to be less than 1.750 to 1.00 at any time.

(f)            Minimum Tangible Net Worth.  The Borrower shall maintain a Tangible Net Worth of not less than the sum of (i) $468,160,500 plus (ii) an amount equal to 75% times the Net Cash Proceeds of all issuances and primary sales of Equity Interests of the Borrower or any of its Subsidiaries (other than issuances to the Borrower or its wholly owned Subsidiaries) consummated after the last day of the most recently ended fiscal quarter prior to the Effective Date; provided, however, that from and after the date which the Borrower obtains an Investment Grade Rating, this covenant will no longer apply.

(g)           Dividends and Other Restricted Payments.  Prior to the completion by the Borrower of a Qualified Public Offering, the Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payments except Restricted Payments to the Borrower or any Subsidiary, and, provided that no Event of Default then exists, one or more distributions to SIR of the working capital of the Borrower and its Subsidiaries, provided that the Borrower shall at all times prior to such Qualified Public Offering maintain a reasonable amount of working capital determined in the reasonable business judgment of the Borrower.  Following the completion by the Borrower of a Qualified Public Offering, the Borrower and its Subsidiaries shall be permitted to make Restricted Payments without limitation; provided, however, that following the occurrence and during the continuance of any Event of Default, the Borrower may declare and make cash distributions to its shareholders only in an aggregate amount not to exceed the minimum amount necessary for the Borrower to remain in compliance with Section 7.11 and to avoid the imposition of income or excise taxes imposed under Sections 857(b)(1), 857(b)(3) and 4981 of the Internal Revenue Code and Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary; provided further that if an

Event of Default specified in Section 10.1(a), Section 10.1(e) or Section 10.1(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 10.2(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person except that Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary.

9.2          Negative Pledge.

(a)           The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, create, assume, or incur any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 9.1.

(b)           The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) an agreement (x) evidencing Indebtedness which (A) the Borrower, such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist without violation of this Agreement and (B) is secured by a Lien permitted to exist under the Loan Documents, and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into; (ii) an agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale, or (iii) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to those restrictions contained in the Loan Documents.

9.3          Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to:  (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any Subsidiary; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or in any other agreement (A) evidencing Unsecured Indebtedness that the Borrower, any other Loan Party any other Subsidiary may create, incur, assume or permit or suffer to exist under this Agreement and (B) containing encumbrances and restrictions imposed in connection with such Unsecured Indebtedness that are either substantially similar to, or less restrictive than, the encumbrances and restrictions set forth in Section 9.1(g) and Section 9.4 of this Agreement and Section 13 of the Guaranty, or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.  Notwithstanding anything to the contrary in the foregoing, the restrictions in this Section shall not apply to any provision of any Guaranty entered into by the Borrower, any other Loan Party or any other Subsidiary relating to the Indebtedness of any Subsidiary permitted to be incurred hereunder, which provision subordinates any rights of Borrower, other Loan Party or any other Subsidiary to payment from such Subsidiary to the payment in full of such Indebtedness.

9.4          Merger, Consolidation, Sales of Assets and Other Arrangements.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (i) enter into any transaction of merger or consolidation; (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(a)           any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary or any other Loan Party (other than the Borrower), including, for the avoidance of doubt, the sale, transfer or other disposition of the capital stock of or other Equity Interests in any Subsidiary of the Borrower, so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(b)           the Borrower, its Subsidiaries and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business;

(c)           a Person may merge with and into the Borrower so long as (i) the Borrower is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; and (iii) the Borrower shall have given the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of such merger (except that such prior notice shall not be required in the case of the merger of a Subsidiary with and into the Borrower); and

(d)           the Borrower and each Subsidiary may sell, transfer or dispose of assets among themselves.

9.5          Plans.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

9.6          Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

9.7          Modifications of Organizational Documents and Other Material Contracts.

Prior to the completion by the Borrower of a Qualified Public Offering, the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document (“Organizational Documents”) if such amendment, supplement, restatement or other modification (a) could reasonably be expected to be adverse to the interest of the Lenders in any material respect or (b) could reasonably be expected to have a Material Adverse Effect; provided that, any amendment to any such Organizational Documents that would designate such Loan Party or any other Subsidiary as a “single purpose entity” or otherwise confirm such Loan Party’s status as a “single purpose entity” shall be deemed not to have a Material Adverse Effect for purposes of this Section.  Following the Borrower’s completion of a Qualified Public Offering, the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its Organizational Documents if such amendment, supplement, restatement or other modification would be adverse to the Lenders.  The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

9.8          Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth in Item 6.1(s) of the Borrower Letter, (b) transactions among the Borrower and any Wholly Owned Subsidiary or among Wholly Owned Subsidiaries or (c) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

9.9          Environmental Matters.

The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could lead to any Environmental Claim or pose a risk to human health, safety or the environment, in each case, that could reasonably be expected to have a Material Adverse Effect.  Nothing in this Section shall impose any obligation or liability whatsoever on any Agent or any Lender.

9.10        Derivatives Contracts.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which are intended to establish a hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

9.11        Guaranties of Other Indebtedness.

The Borrower shall not Guarantee any Indebtedness of any Person other than a Subsidiary of the Borrower, and the Borrower shall not permit any Subsidiary to Guarantee any Indebtedness of any Person other than the Borrower or another Subsidiary of the Borrower.

9.12        Use of Proceeds.

The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of the Loans, or use any Letter of Credit, to (a) purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or (b) to extend credit to others for the purpose of purchasing or carrying any such margin stock.  The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, use any proceeds of any Loan or any Letter of Credit directly or, to the knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.

ARTICLE X

DEFAULT

10.1        Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)           Default in Payment.  The Borrower (i) shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation or (ii) shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement, any other Loan Document or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and, in the case of a failure described in this clause (ii), such failure shall continue for a period of 5 Business Days.

(b)           Default in Performance.

(i)            Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.4(h) or Article IX; or

(ii)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)           Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to any Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(d)           Indebtedness Cross-Default.

(i)            The Borrower, any other Loan Party or any other Subsidiary shall fail to pay when due and payable (after giving effect to any applicable grace or cure period) the principal of, or interest on, any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having a Derivatives Termination Value) of $25,000,000 or more (or $50,000,000 or more in the case of Nonrecourse Indebtedness of Excluded Subsidiaries) (“Material Indebtedness”); or

(ii)           (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

(iii)          Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material

Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

(e)           Voluntary Bankruptcy Proceeding.  The Borrower, any other Loan Party or any Subsidiary (other than (x) an Excluded Subsidiary all Indebtedness of which is Nonrecourse Indebtedness, (y) a Guarantor that, together with all other Guarantors then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $25,000,000 of Total Asset Value, or (z) a Subsidiary (other than an Excluded Subsidiary all the Indebtedness of which is Nonrecourse Indebtedness) that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately following subsection, does not account for more than $50,000,000 of Total Asset Value) shall:  (i) commence a voluntary case under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)            Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any Subsidiary (other than (x) an Excluded Subsidiary all Indebtedness of which is Nonrecourse Indebtedness, (y) a Guarantor that, together with all other Guarantors then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $25,000,000 of Total Asset Value, or (z) a Subsidiary (other than an Excluded Subsidiary all the Indebtedness of which is Nonrecourse Indebtedness) that, together with all other Subsidiaries then subject to a bankruptcy proceeding or other proceeding or condition described in this subsection or the immediately preceding subsection, does not account for more than $50,000,000 of Total Asset Value) or any other Loan Party, in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and, in the case of either (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against the Borrower, such Subsidiary or such other Loan Party (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)           Revocation of Loan Documents.  Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)           Judgment.  A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order (x) for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) or (y) is not otherwise subject to indemnification or reimbursement on reasonable terms and conditions by Persons reasonably likely to honor such indemnification or reimbursement obligations, exceeds, individually or together with all other such judgments or orders entered against (1) in the case of the Borrower or any Guarantor, $25,000,000, or (2) in the case of any other Subsidiaries, $50,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)            Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, (1) for the Borrower or any Guarantor, $25,000,000, or (2) for any other Subsidiaries, $50,000,000, and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any Subsidiary.

(j)            ERISA.

(i)            Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $10,000,000; or

(ii)           The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $10,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)           Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)            Change of Control.

(i)            At any time prior to the completion by the Borrower of a Qualified Public Offering, SIR shall cease to own and control legally and beneficially (free and clear of all Liens (other than Liens in favor of the Collateral Agent)), either directly or indirectly, securities in the Borrower representing 100% of the combined voting power of all of securities entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that SIR has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

(ii)           At any time after the completion by the Borrower of a Qualified Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than SIR or other companies managed by RMR is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25.0% of the total voting power of the then outstanding voting stock of the Borrower;

(iii)          During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Borrower (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Borrower then in office; or

(iv)          RMR shall cease for any reason to act as the sole business manager and property manager for the Borrower.

(m)          Collateral Documents.  Prior to the Collateral Release Date, any Collateral Document after delivery thereof pursuant to Sections 4.1, 7.13 or 7.14 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby.

(n)           Defaults under SPE Requirements.  Any Subsidiary that directly owns an Unencumbered Asset shall breach in any material respect the SPE Requirements and such breach shall continue for fifteen (15) days after the earlier of (A) upon a Responsible Officer obtaining knowledge thereof or (B) the delivery of notice from the Administrative Agent.

10.2        Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)           Acceleration; Termination of Facilities.

(i)            Automatic.  Upon the occurrence of an Event of Default specified in Sections 10.1(e) or 10.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)           Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b)           Loan Documents.  The Requisite Lenders may direct the Agents to, and both of the Agents if so directed shall, exercise any and all of their rights under any and all of the other Loan Documents.

(c)           Applicable Law.  The Requisite Lenders may direct the Agents to, and both of the Agents if so directed shall, exercise any and all of their rights under any Applicable Law.

(d)           Appointment of Receiver.  To the extent permitted by Applicable Law, the Agents and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the property and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)           Specified Derivatives Contract Remedies.  Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, in each case, in accordance with the terms of the applicable Specified Derivatives Contract, to undertake any of the following:  (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider pursuant to any Derivatives Support Document, including any “Posted Collateral” (as defined in any credit support annex included in any such Derivatives Support Document to which such Specified Derivatives Provider may be a party), and (d) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

10.3        Remedies Upon Default.

Upon the occurrence of a Default specified in Section 10.1(f), the Commitments, the Swingline Commitment and the obligation of the Issuing Banks to issue Letters of Credit shall immediately and automatically terminate.

10.4        Marshaling; Payments Set Aside.

None of the Administrative Agent, any Issuing Bank, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Issuing Bank, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Issuing Bank, any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.5        Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.3) under any of the Loan Documents in respect of any Obligations shall be applied in the following order and priority:

(a)           to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Bank in its capacity as such and each Swingline Lender in its capacity as such, ratably among the

Administrative Agent, the Issuing Banks and Swingline Lenders in proportion to the respective amounts described in this clause (a) payable to them;

(b)           to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (b) payable to them;

(c)           to payment of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans;

(d)           to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;

(e)           to payment of that portion of the Obligations constituting unpaid principal of the Swingline Loans;

(f)            to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and other Letter of Credit Liabilities and to Specified Derivatives Obligations, ratably among the Lenders, the Issuing Banks and the Specified Derivatives Providers in proportion to the respective amounts in this clause (f) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(g)           the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

10.6        Letter of Credit Collateral Account.

(a)           As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Collateral Agent, for the ratable benefit of the Agents, the Issuing Banks and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by an Issuing Bank as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)           Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Collateral Agent in such Cash Equivalents as the Collateral Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Collateral Agent for the ratable benefit of the Agents, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account.  The Collateral Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Collateral Agent accords other funds deposited with the Collateral Agent, it being understood that the Collateral Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)           If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Collateral Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)           If an Event of Default exists, the Agents may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 10.5.  Notwithstanding the foregoing, the Agents shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account being less than the Stated Amount of all Extended Letters of Credit that remain outstanding.

(e)           So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Collateral Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 5 Business Days after the Collateral Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.3(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Collateral Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Collateral Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)            The Borrower shall pay to the Collateral Agent from time to time such fees as the Collateral Agent normally charges for similar services in connection with the Collateral Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

10.7        Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

10.8        Rights Cumulative.

(a)           Generally.  The rights and remedies of the Agents, the Issuing Banks, the Lenders and the Specified Derivatives Providers under this Agreement, each of the other Loan Documents and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Agents, the

Issuing Banks, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by either of the Agents, any of the Issuing Banks, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)           Enforcement by Administrative Agent.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders and all the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank or any Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or a Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 12.3 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XI

THE AGENTS

11.1        Appointment and Authorization; Appointment of Supplemental Collateral Agents.

(a)           Each Lender hereby irrevocably appoints and authorizes the Agents to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the applicable Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem any Agent as a trustee or fiduciary for any Lender or to impose on any Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “Collateral Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article VIII that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the no Agent shall not be required to take any action which exposes any Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, each Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed such Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

(b)           Anything contained herein or in the Collateral Documents to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more trustees, co-trustees, collateral co-agents or collateral subagents (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Supplemental Collateral Agent with respect to any Collateral, (i) such Supplemental Collateral Agent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent under the Collateral Documents with respect to such Collateral; (ii) such Supplemental Collateral Agent shall be deemed to be an “Agent” for purposes of this Agreement and the other Loan Documents, and the provisions of the Pledge Agreement, this Article and Section 12.2 hereof that refer to the Agents (or either of them) shall inure to the benefit of such Supplemental Collateral Agent, and all references therein and in the other Loan Documents to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require; and (iii) the term “Collateral Agent”, when used herein or in any applicable Collateral Document in relation to the Liens on or security interests in such Collateral granted in favor of the Collateral Agent, and any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall be deemed to include such Supplemental Collateral Agent; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.  Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirming to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

11.2        Citibank or any Successor Agents as Lender.

Any Lender acting as an Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document or any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not such Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in each case in its individual capacity. Citibank and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders, or any Specified Derivatives Providers.  Further, the Agents and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any Specified Derivatives Providers.  The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, Citibank or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agents shall be under no obligation to provide such information to them.

11.3        Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval. The provisions of this Section shall not apply to any amendment, waiver or consent regarding any of the matters described in Section 12.6(b).

11.4        Notice of Events of Default.

Neither of the Agents shall be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless such Agent has received notice from another Agent, a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”; provided, the failure to provide such a “notice of default” to an Agent shall not result in any liability of such Lender to any other party to this Agreement. If any Lender (excluding the Lender which is also serving as such Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agents such a “notice of default”.  Further, if either of the Agents receives such a “notice of default,” such Agent shall give prompt notice thereof to the Lenders.

11.5        Agents’ Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither of the Agents nor any of their respective Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Agents may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither of the Agents nor any of their respective Related Parties:  (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person, or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the

Borrower or other Persons (other than, in the case of the satisfaction of any conditions precedent, confirmation of receipt of items expressly required to be delivered to the Administrative Agent), or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Collateral Agent on behalf of the Lenders, the Issuing Banks and the Specified Derivatives Providers in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. Each of the Agents may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

11.6        Indemnification of Agents.

Each Lender agrees to indemnify each of the Agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agents (each in its capacity as an Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by an Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from an Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the each Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by such Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agents (or either of them) to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agents (or either of them) and/or the Lenders, and any claim or suit brought against the Agents (or either of them) and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the applicable Agent notwithstanding any claim or assertion that such Agent is not entitled to indemnification hereunder upon receipt of an undertaking by such Agent that such Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that such Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse an Agent for any Indemnifiable Amount following payment by any Lender to such Agent in respect of such Indemnifiable Amount pursuant to this Section, such Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

11.7        Lender Credit Decision, Etc.

Each of the Lenders and the Issuing Banks expressly acknowledges and agrees that neither of the Agents nor any of their respective Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Agents hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by such Agent to the Issuing Banks or any Lender. Each of the Lenders and the Issuing Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon any Agent, any other Lender or counsel to any Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or counsel to any Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  No Agent shall be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents or furnished to the Administrative Agent for distribution to the Lenders and/or the Issuing Banks, no Agent shall have any duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of such Agent or any of its Related Parties. Each of the Lenders and the Issuing Banks acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

11.8        Successor Agents.

Either of the Agents may (a) resign at any time as an Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower or (b) be removed as an Agent under the Loan Documents by all Lenders (other than the Lender then acting as such Agent) and the Borrower upon 30 days’ prior written notice if such Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Agent).  If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Agent’s giving of notice of resignation or giving of notice of removal of the current Agent, then the current Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Agent has been appointed as provided for above in this Section;

provided, further that such Lenders and such Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Agent as if each such Lender or such Issuing Bank were itself an Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Agent, and the current Agent shall be discharged from its duties and obligations under the Loan Documents.  Any resignation by, or removal of, the Administrative Agent shall also constitute the resignation or removal as Collateral Agent, an Issuing Bank and as a Swingline Lender by the Lender then acting as the Administrative Agent (the “Resigning Lender”).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Lender shall be discharged from all duties and obligations of an Agent, Issuing Bank and a Swingline Lender hereunder and under the other Loan Documents and (ii) the successor Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Agent’s resignation hereunder as Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, an Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

11.9        Titled Agents.

Each of the Lead Arrangers (each, a “Titled Agent”), in such capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to any Agent, any Lender, any Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

11.10      Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset

Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each Titled Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)            none of the Administrative Agent, the Collateral Agent, the Titled Agents or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies,

(iv)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Obligations of such Lender in respect of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)           no fee or other compensation is being paid by such Lender or any of its Affiliates or agents directly to any Agent, any Titled Agent or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)           Each Agent and each Titled Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including, without limitation, structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XII

MISCELLANEOUS

12.1        Notices.

Unless otherwise provided herein (including without limitation as provided in Section 8.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Industrial Logistics Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458-1634

Attention:  Chief Financial Officer

Telecopier:            (617) 796-8335

Telephone:            (617) 796-8303

If to the Administrative Agent:

Citibank, N.A.

Citibank Delaware

1615 Brett Road

OPS III

New Castle, Delaware 19720

Attention:  Agency Operations

Telephone:  (302) 894-6010

Fax:  (646) 274-5080

Agency Electronic Mail:  agencyabtfsupport@citi.com

Disclosure Team Mail (Financial Reporting):  glagentofficeops@citi.com

Investor Relations Team:  global.loans.support@citi.com

If to the Collateral Agent:

Citibank, N.A.

500 Warren Corporate Center Drive — C —116A

Warren, New Jersey 07059

Attention:  Citi Institutional Client Group Group | Real Estate Risk

Attention:  Miguel A. Saez

Telecopier: 347-321-4597

Telephone: 212-816-7312

Email:  Miguel.A.Saez@Citi.com

and

Citibank, N.A.

390 Greenwich Street, 7th Floor

New York, New York 10013

Attention:  Citigroup | CMBS and Real Estate Finance

Attention:  Huijuan (Jen) Chen

Telephone:  212-816-4310

Email:  huijuan.jen.chen@citi.com

If to Citibank, N.A., as an Issuing Bank:

Citibank, N.A.

500 Warren Corporate Center Drive — C-116A

Warren, New Jersey 07059

Attention:  Bank Loan Syndications Department

Attention:  Miguel Saez

Telecopier: 347-321-4597

Telephone: 212-816-7312

If to Royal Bank of Canada, as an Issuing Bank:

Royal Bank of Canada

30 Hudson Street, 28th Floor

Jersey City, New Jersey 07302-4699

Attention:  Credit Administration

Telecopier:  212-428-3015

Telephone:  212-428-6298

If to Bank of America, N.A., as an Issuing Bank:

Bank of America, N.A.

One Fleet Way

Mailcode:  PA6-580-02-30

Scranton, Pennsylvania 18507-1999

Attention:  Standy LC Dept

Email: Scranton_Standby_LC@baml.com

Telephone:  1-800-370-7519

If to Wells Fargo Bank, National Association, as an Issuing Bank:

100 N Main Street

10th Floor

Winston-Salem, North Carolina

Attention:  Angela Brogdon

Telecopier:  336-842-7405

Telephone:  866-588-0565

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Agents, the Issuing Banks and the Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 8.5 to the extent applicable;

provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to any Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received.  None of the Agents, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall either of the Agents incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which such Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

12.2        Expenses.

The Borrower agrees (a) to pay or reimburse each Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Agents in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse each of the Agents, the Issuing Banks and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agents pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agents, the Issuing Banks and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to any Agent, any Issuing Bank and any Lender incurred in connection with the representation of such Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1(e) or 10.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, any Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

12.3        Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes each Agent, each Issuing Bank, each Lender, each Affiliate any Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by such Agent, such Issuing Bank, such Lender, any Affiliate of such Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2, and although such Obligations shall be contingent or unmatured. Promptly following any such set-off the Administrative Agent shall notify the Borrower thereof and of the application of such set-off, provided that the failure to give such notice shall not invalidate such set-off.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

12.4        Litigation; Jurisdiction; Other Matters; Waivers.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, ANY AGENT, ANY OF THE ISSUING BANKS OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, EACH OF THE AGENTS, EACH OF THE ISSUING BANKS AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, ANY AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF

THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT).  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY ANY AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

12.5        Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and subject to the last sentence of the immediately following subsection (b) with respect to any Lender, any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of an assigning Lender’s Commitment and/or the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment to a

Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in the immediately preceding subsection (A), the aggregate amount a Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Commitment or a Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if after giving effect to such assignment, the amount of the Commitments held by such assigning Lender or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Commitment or Loan, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)          the consent of each Swingline Lender and each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment.

(iv)          Assignment and Assumption; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)           No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any

of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.10, 4.1, 4.4, 12.2 and 12.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 12.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, any Swingline Lender, any Issuing Bank, any other Lender or any Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a

Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of any of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 7.13, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 4.1, 4.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.6 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)           Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender or any Issuing Bank that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or such Issuing Bank shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

12.6        Amendments and Waivers.

(a)           Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

(b)           Additional Lender Consents.  In addition to the foregoing requirements, no amendment, waiver, forbearance, or consent shall do any of the following:

(i)            increase (or reinstate) the Commitments of a Lender (excluding any increase as a result of an assignment of Commitments permitted under Section 12.5 and any increases contemplated under Section 2.15) or subject a Lender to any additional obligations without the written consent of such Lender;

(ii)           reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iii)          reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)          modify the definitions of “Termination Date” or clause (a) of the definition of “Termination Date” (except, in each case, in accordance with Section 2.13) or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations owing to the Lenders, or extend the expiration date of any Letter of Credit beyond the Termination Date (except in accordance with Section 2.3(b)) or, with respect to any Extended Letter of Credit, further extend the expiration date of such Extended Letter of Credit or modify any provision of Sections 2.3(b) or 2.14 regarding Cash Collateral for such Extended Letters of Credit or release any Cash Collateral provided pursuant to Sections 2.3(b) or 2.14 except in accordance with Section 10.6, in each case, without the written consent of each Lender directly affected thereby;

(v)           [intentionally omitted];

(vi)          [intentionally omitted];

(vii)         modify the definition of “Commitment Percentage” or amend or otherwise modify the provisions of Sections 3.2 or 10.5 without the written consent of each Lender;

(viii)        [intentionally omitted];

(ix)          amend this Section 12.6 or amend any of the other definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section 12.6 without the written consent of each Lender;

(x)           modify the definition of the term “Requisite Lenders” or (except as otherwise provided in the immediately following clause (xi)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xi)          release all or substantially all of the Collateral in any transaction or series of related transactions except as contemplated by Section 7.14(b) without the written consent of each Lender;

(xii)         release any Guarantor from its obligations under the Guaranty (except (A) as contemplated by Section 7.13, and (B) for the avoidance of doubt, the release of SIR from its de facto limited guaranty by reason of its pledge of the Equity Interests in the Borrower pursuant to Section 7.14(b)) without the written consent of each Lender;

(xiii)        waive a Default or Event of Default under Section 10.1(a) without the written consent of each Lender; or

(xiv)        amend, or waive the Borrower’s compliance with, Section 2.15 without the written consent of each Lender.

(c)           Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent or the Collateral Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent or the Collateral Agent, as the case may be, under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.4 or the obligations of a Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Swingline Lenders.  Any amendment, waiver or consent relating to Section 2.3 or the obligations of an Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank.  Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of any Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d)           Technical Amendments.  Notwithstanding anything to the contrary in this Section 12.6, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

12.7        Nonliability of Agents and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Banks and the Agents, on the other hand, shall be solely that of borrower and lender.  None of the Agents, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by any Agent, any Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  None of the Agents, any Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

12.8        Confidentiality.

Except as otherwise provided by Applicable Law, each Agent, each Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure:  (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to such Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by such Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to such Agent, any Issuing Bank, any Lender or any Affiliate of any Agent, any Issuing Bank, or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower.  Notwithstanding the foregoing, each Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of such Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of such Agent, such Issuing Bank or such Lender.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.  As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.9        Indemnification.

(a)           The Borrower shall indemnify each Agent (and any sub-agent thereof), each Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all losses, claims (including without limitation, Environmental Claims), damages, liabilities and related expenses (including without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (which counsel may be employees of any Indemnified Party)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not any Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(b)           If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

References in this Section 12.9 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

12.10      Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been cancelled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.3(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and no Issuing Bank is any longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Agents, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10, 4.1, 4.4, 11.6, 12.2 and 12.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Sections 12.4 and 12.13, shall continue in full force and effect and shall protect the Agents, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

12.11      Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

12.12      GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

12.13      Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

12.14      Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

12.15      Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

12.16      Limitation of Liability.

None of any Agent, any Issuing Bank or any Lender, or any affiliate, officer, director, employee, attorney, or agent of any Agent, any Issuing Bank or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue any Agent, any Issuing Bank or any Lender or any of any Agent’s, any Issuing Bank’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or financed hereby.  None of any Agent, any Issuing Bank or any Lender, or any affiliate, officer, director, employee, attorney, or agent of any Agent, any Issuing Bank or any Lender shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that any such damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person.

12.17      Entire Agreement.

This Agreement and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.  There are no oral agreements among the parties hereto.

12.18      Construction.

Each Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Agent, each Issuing Bank, the Borrower and each Lender.

12.19      Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

12.20      LIABILITY OF TRUSTEES, ETC.

THE PARTIES HERETO ACKNOWLEDGE AND AGREE AS FOLLOWS:

THE DECLARATION OF TRUST ESTABLISHING INDUSTRIAL LOGISTICS PROPERTIES TRUST, DATED DECEMBER 15, 2017, AS AMENDED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF INDUSTRIAL LOGISTICS PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, INDUSTRIAL LOGISTICS PROPERTIES TRUST.  ALL PERSONS DEALING WITH INDUSTRIAL LOGISTICS PROPERTIES TRUST IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF INDUSTRIAL LOGISTICS PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

12.21      Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:	/s/ Richard W. Siedel, Jr.
	Name:	Richard W. Siedel, Jr.
	Title:	Chief Financial Officer and Treasurer

[Signatures continue on the next page]

[Signature Page to Credit Agreement]

GUARANTORS:

SIR Albany LLC	Alpha BT LLC
SIR Ankeny LLC	Hawaii MMGD LLC
SIR Asheville LLC	Hawaii Phoenix Properties LLC
SIR Baton Rouge LLC	Higgins Properties LLC
SIR Bemidji LLC	ILPT Avon LLC
SIR Brookfield LLC	ILPT Florida LLC
SIR Burlington LLC	ILPT Mahwah LLC
SIR Chillicothe LLC	ILPT Newton Iowa LLC
SIR Denver LLC	ILPT TN LLC
SIR Fernley LLC	ILPT Tower LLC
SIR Fort Smith LLC	ILPT Trails Road LLC
SIR Harvey LLC	ILPT Virginia LLC
SIR ID Colorado Springs LLC	ILPT Windsor LLC
SIR Kalamazoo LLC	LTMAC Properties LLC
SIR Lafayette LLC	Masters Properties LLC
SIR Lincoln LLC	Orville Properties LLC
SIR McAlester LLC	RFRI Properties LLC
SIR Minot LLC	Robin 1 Properties LLC
SIR Murfreesboro LLC	Tanaka Properties LLC
SIR North East LLC	TedCal Properties LLC
SIR Obetz LLC	TSM Properties LLC
SIR Orange Township LLC	Z&A Properties LLC
SIR Pocatello LLC
SIR Pueblo LLC
SIR Rock Hill LLC
SIR Rockford (American) LLC
SIR Salt Lake City LLC
SIR South Point LLC
SIR Spartanburg LLC

By:	/s/ Richard W. Siedel, Jr.
Name: Richard W. Siedel, Jr.
Title: Chief Financial Officer and Treasurer

[Signatures continue on the next page]

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT, COLLATERAL AGENT, LENDER, SWINGLINE BANK AND ISSUING LENDERS:

CITIBANK, N.A.

By:	/s/ Christopher J. Albano
Name: Christopher J. Albano
Title: Authorized Signatory

[Signatures continue on the next page]

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Craig Pearson
Name: Craig Pearson
Title: Associate Director

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

[Signatures continue on the next page]

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Lender, Swingline Bank and Issuing Bank

By:	/s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President

[Signatures continue on the next page]

[Signature Page to Credit Agreement]

WELLS FARGO BANK N.A., as Lender, Swingline Bank and Issuing Bank

By:	/s/ Matthew Ricketts
Name: Matthew Ricketts
Title: Managing Director

[Signatures continue on the next page]

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By:	/s/ Sheena Lee
Name: Sheena Lee
Title: Authorized Signatory

[Signatures continue on the next page]

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as Lender, Swingline Bank and Issuing Bank

By:	/s/ Julie Lilienfeld
Name: Julie Lilienfeld
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SCHEDULE I

Commitments

Lender Name	Commitment Amount	Letter of Credit Commitment	Swing Loan Commitment
Citibank, N.A.	$134,000,000.00	$18,750,000.00	$18,750,000.00
Royal Bank of Canada	$134,000,000.00	$18,750,000.00	$18,750,000.00
UBS AG, Stamford Branch	$134,000,000.00	—	—
Bank of America, N.A.	$134,000,000.00	$18,750,000.00	$18,750,000.00
Wells Fargo Bank, National Association	$134,000,000.00	$18,750,000.00	$18,750,000.00
Morgan Stanley Bank, N.A.	$80,000,000.00	—	—
TOTAL	$750,000,000.00	$75,000,000.00	$75,000,000.00

I-1

SCHEDULE II

GUARANTOR REQUIREMENTS — UCC ARTICLE 8 OPT-IN PROVISIONS

1.1          Company Interests.  The Member’s Company Interest shall be represented by a Company Interest Certificate issued to the Member by the Company.  The Company Interest Certificate represents the Member’s entire Company Interest.  The Member agrees that its Company Interest and its Company Interest Certificate shall for all purposes be personal property.  The Member has no interest in specific Company property.

1.2          Company Interest Certificate.

(a)           On or about the date hereof, the Company shall issue a Company Interest Certificate in the name of the Member to represent the Member’s Company Interest.  The Company Interest Certificate shall be denominated in terms of the percentage of the limited liability company interests in the Company and shall be signed on behalf of the Company.  Each Company Interest Certificate shall bear the following legend:  “This Certificate evidences an interest in                                                     and shall be a security for purposes of Article 8 of the Uniform Commercial Code of the State of                               and the Uniform Commercial Code of any other Jurisdiction.”  This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding Company Interest Certificates have been surrendered for cancellation.

(b)           The Company shall issue a new Company Interest Certificate in place of the Company Interest Certificate previously issued to the Member, if the Member:

(i)            makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Company Interest Certificate has been lost, stolen or destroyed;

(ii)           requests the issuance of a new Company Interest Certificate before the Company has notice that such previously issued Company Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)          if requested by Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Company Interest Certificate; and

(iv)          satisfies any other reasonable requirements imposed by the Company.

(c)           Subject to the restrictions set forth in the Credit Agreement, upon the Member’s Transfer of any or all of the Company Interest represented by a Company Interest Certificate, the Transferee of such Company Interest shall deliver such Company Interest Certificate to the Company for cancellation, and the Company shall thereupon issue a new Company Interest Certificate to such Transferee evidencing the percentage of the Company Interest being Transferred and, if applicable, cause to be issued to the Member a new Company Interest Certificate for that percentage of the Company Interest that was represented by the canceled Company Interest Certificate and that is not being Transferred.

II-1

1.3          Free Transferability.  Except as limited by the Credit Agreement, to the fullest extent permitted by the Act, the Member may, at any time or from time to time, without the consent of any other Person, Transfer, pledge or encumber any or all the Company Interest.  Subject to the restrictions of the Credit Agreement, the Transferee of any Company Interest shall be admitted to the Company as a substitute member of the Company on the effective date of such Transfer upon (i) such Transferee’s written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of the Transferor of such Company Interest, which shall be evidenced by such Transferee’s execution and delivery to the Company of an application for Transfer of Company Interest on the reverse side of the Company Interest Certificate representing the Company Interest being transferred, and (ii) the recording of such Transferee’s name as a substitute member on the books and records of the Company.  Any Transfer of any or all of the Company Interest pursuant to this Section [    ] shall be effective as of the later of (a) the close of business on the day on which such Transfer occurs, or (b) the effective date and time of such Transfer that is designated in the application for Transfer of Company Interests delivered by the Transferee to the Company.

II-2

SCHEDULE III

SPE REQUIREMENTS

If and to the extent prohibited by any financing agreement to which the Company or its ultimate parent, Industrial Logistics Properties Trust, are parties, the Company will not do any of the following:

(a)           engage in any business or activity other than as set forth in this Section [  ];

(b)           own any asset or property other than the Property and incidental personal property necessary for the ownership or operation of the Property;

(c)           guarantee the debts or obligations of any person other than Industrial Logistics Properties Trust or a subsidiary of Industrial Logistics Properties Trust;

(d)           incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (i) indebtedness permitted under such financing agreement ; (ii) trade and operational debt incurred in the ordinary course of business with trade creditors in connection with owning, operating and maintaining the Property, in such amounts as are normal and reasonable under the circumstances, provided such debt is not evidenced by a promissory note or other security instrument, and (iii) equipment leases for any equipment used on or in relation to the Property;

(e)           pledge its assets for the benefit of any other person or entity;

(f)            merge with or be consolidated into any other entity or acquire by purchase or otherwise all or substantially all of the business assets of, or any stock or beneficial ownership of, any entity;

(g)           prior to the Collateral Release Date (as defined in the Credit Agreement), commingle the funds or any other assets of the Company with those of any Excluded Subsidiary (as defined in the Credit Agreement) after the occurrence and during the continuance of an Event of Default under the Credit Agreement;

(h)           fail do all things necessary to preserve its existence and good standing, and not amend, supplement, restate the Articles, by-laws, this Agreement or any other organizational document other than in accordance with such financing agreement;

(i)            fail to observe all limited liability company formalities;

(j)            fail to (1) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other person or entity and not as a division or part of any other person or entity, (2) conduct its business solely in its own name, (3) hold its assets in its own name or (4) correct any known misunderstanding regarding its separate identity;

III-1

(k)           fail to act solely in its name in the conduct of its business, and fail to conduct its business so as to not to mislead others as to the identity of the entity or assets with which they are concerned;

(l)            fail to maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other entity; and

(m)          fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so based on the capitalization of the Company).

The Member and any Director in the performance of their duties and obligations and the exercise of their rights herein, shall do all things reasonably necessary to cause the Company to comply with each of the covenants contained in this Article 8 (provided that the Member shall not in any circumstances be required to contribute any further capital to the Company).  Failure of the Company, the Member or any Director on behalf of the Company to comply with any of the foregoing covenants or any of the covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or any Director or officer of the Company.

III-2

SCHEDULE 1.1

List of Loan Parties

Borrower

Industrial Logistics Properties Trust

Guarantors

Alpha BT LLC

Hawaii MMGD LLC

Hawaii Phoenix Properties LLC

Higgins Properties LLC

ILPT Avon LLC

ILPT Florida LLC

ILPT Mahwah LLC

ILPT Newton Iowa LLC

ILPT TN LLC

ILPT Tower LLC

ILPT Trails Road LLC

ILPT Virginia LLC

ILPT Windsor LLC

LTMAC Properties LLC

Masters Properties LLC

Orville Properties LLC

RFRI Properties LLC

Robin 1 Properties LLC

SIR Albany LLC

SIR Ankeny LLC

SIR Asheville LLC

SIR Baton Rouge LLC

SIR Bemidji LLC

SIR Brookfield LLC

SIR Burlington LLC

SIR Chillicothe LLC

SIR Denver LLC

SIR Fernley LLC

SIR Fort Smith LLC

SIR Harvey LLC

SIR ID Colorado Springs LLC

SIR Kalamazoo LLC

SIR Lafayette LLC

SIR Lincoln LLC

SIR McAlester LLC

SIR Minot LLC

SIR Murfreesboro LLC

1

SIR North East LLC

SIR Obetz LLC

SIR Orange Township LLC

SIR Pocatello LLC

SIR Pueblo LLC

SIR Rock Hill LLC

SIR Rockford (American) LLC

SIR Salt Lake City LLC

SIR South Point LLC

SIR Spartanburg LLC

Tanaka Properties LLC

TedCal Properties LLC

TSM Properties LLC

Z&A Properties LLC

Pledgors

Industrial Logistics Properties Trust

Select Income REIT

2

SCHEDULE 6.1(i)

Litigation

None.

1

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the] [any] Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Industrial Logistics Properties Trust

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The $750,000,000 Credit Agreement dated as of December 29th, 2017 among INDUSTRIAL LOGISTICS PROPERTIES TRUST, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other parties thereto.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date:	]

Effective Date:                      , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNOR[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

ANNEX 1

[                  ]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under Section 12.5(b) of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 or 8.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF GUARANTY

THIS GUARANTY dated as of December 29th, 2017 (this “Guaranty”) executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of CITIBANK, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders and the Issuing Banks (the Administrative Agent, the Lenders, the Swingline Lenders, and the Issuing Banks, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the other Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower and each Guarantor, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guarantied Parties’ making, and continuing to make, such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”):  (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender, the Issuing Banks or the Administrative Agent under or in connection with the Credit Agreement or any other Loan Document, including without limitation, the repayment of all principal of the Loans and the Swingline Loans, and the Reimbursement Obligations, and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender, the Issuing Banks or the Administrative Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (d) all other Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor:  (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)                                 (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from any other indulgence with respect to, the Credit Agreement, any other Loan Document or any other document, instrument or agreement evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)                                 any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)                                  any furnishing to any of the Guarantied Parties of any security for any of the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d)                                 any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to any of the Guarantied Obligations, or any subordination of the payment of any of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)                                  any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)                                   any act or failure to act by any Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any other Loan Party or any other Person to recover payments made under this Guaranty;

(g)                                  any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;

(h)                                 any application of sums paid by any Loan Party or any other Person with respect to the liabilities of any Loan Party to any of the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)                                     any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)                                    any defense, set off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by any Loan Party or any other Person against any Guarantied Party;

(k)                                 any change in the corporate existence, structure or ownership of any Loan Party;

(l)                                     any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Loan Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)                             any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise:  (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guarantied Obligations;

(e) exercise, or refrain from exercising, any rights against any Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full.

Section 6.  Covenants.  Each Guarantor will comply with all covenants with which the Borrower is to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate.  If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Loan Documents and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of another Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.

Section 11.  Payments Free and Clear.  All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if such Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Loan Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party, each Affiliate of a Guarantied Party, and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guarantied Party (other than the Administrative Agent), an Affiliate of a Guarantied Party (other than the Administrative Agent), or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guarantied Party, an Affiliate of a Guarantied Party or such Participant to or for the credit or the account of such Guarantor against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.  Each Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from or any other Loan Party on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such

Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 17.  WAIVER OF JURY TRIAL.

EACH GUARANTOR, AND EACH OF THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG SUCH GUARANTOR AND ANY OF THE GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, AND THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTIED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY GUARANTIED PARTY OR THE ENFORCEMENT BY ANY GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION, CANCELLATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Loan Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guarantied Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error. The failure of the

Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect with respect to each Guarantor until indefeasible payment in full of the Guarantied Obligations and the termination or cancellation of all Loan Documents in accordance with their respective terms.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Guarantied Parties may, in accordance with the applicable provisions of the Loan Documents, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 12.6 of the Credit Agreement.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 12:00 p.m. Eastern time, on the date one Business Day after demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each

Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its address for notices provided for in the Loan Documents, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guarantied Party at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that in the case of the immediately preceding clauses (i) through (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Trustees, Etc.  Not Liable.

IN THE CASE OF ANY GUARANTOR THAT IS A TRUST, NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SUCH GUARANTOR SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH GUARANTOR.  ALL PERSONS DEALING WITH SUCH GUARANTOR, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SUCH GUARANTOR FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION OWING BY SUCH GUARANTOR HEREUNDER.  THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT ANY OBLIGATIONS OF ANY LOAN PARTY.

Section 29.  Limitation of Liability.  None of the Administrative Agent, any other Guarantied Party or any of their respective Related Parties shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Loan Documents, or any of the transactions contemplated by this Guaranty or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guarantied Party or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Loan Documents, or any of the transactions contemplated by thereby.

Section 30.  Electronic Delivery of Certain Information.  Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 8.5 of the Credit Agreement.

Section 31. Right of Contribution.  The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment.  The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guarantied Obligations until such time as the Guarantied Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated. Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against any other Loan Party in respect of any payment of Guarantied Obligations.  Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 32. Definitions. (a) For the purposes of this Guaranty:

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guarantied Obligations.

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Ratable Share” means, for any Guarantor in respect of any payment of Guarantied Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guarantied Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guarantied Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b)           As used herein, “Guarantors” shall mean, as the context requires, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins this Guaranty as a Guarantor pursuant to Section 7.13 of the Credit Agreement.

(c)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTORS]

By:
Name:
Title:

Address for Notices for all Guarantors:
c/o Industrial Logistics Properties Trust
Two Newton Place
255 Washington Street, Suite 300 Newton, Massachusetts 02458-1634 Attention: Chief Financial Officer
Telecopier:	(617) 796-8335
Telephone:	(617) 796-8303

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of              ,    , executed and delivered by                    , a            (the “New Guarantor”) in favor of CITIBANK, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Credit Agreement dated as of [              ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), the Administrative Agent and the other parties thereto, for its benefit and the benefit of the other Guarantied Parties.

WHEREAS, pursuant to the Credit Agreement, the Guarantied Parties have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the New Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower, the New Guarantor and the other Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guarantied Parties continuing to make such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty dated as of [          ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);

(b)           makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

Section 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

(CORPORATE SEAL)

Address for Notices:

c/o Industrial Logistics Properties Trust
Two Newton Place
255 Washington Street, Suite 300 Newton, Massachusetts 02458-1634 Attention: Chief Financial Officer
Telecopier:	(617) 796-8335
Telephone:	(617) 796-8303

Accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF BORROWING

                      , 20

Citibank, N.A.,
  as Administrative Agent
  under the Credit Agreement
  referred to below
1615 Brett Road, Ops III
New Castle, Delaware 19720
Attention: Juanita Harris

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 29th, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), CITIBANK, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                      Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make a Loan to the Borrower in an aggregate amount equal to $             .

2.                                      The Borrower requests that such Loan be made available to the Borrower on            , 20  .

3.                                      The proceeds of such Loan will be used for the following purposes which are consistent with the terms of Section 7.8 of the Credit Agreement:

4.                                      The Borrower hereby requests that such Loan be of the following Type:

[Check one box only]

☐ Base Rate Loan

☐ LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐                                    7 days

☐                                    one month

☐                                    three months

☐                                    six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Loans, and immediately after making such Loan, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with a Conversion of a Loan into a Base Rate Loan), and none of the limits specified in Section 2.14 of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loan contained in Article V of the Credit Agreement will have been satisfied at the time such Loan is made.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

                      , 20

Citibank, N.A.,
  as Administrative Agent
  under the Credit Agreement
  referred to below
1615 Brett Road, Ops III
New Castle, Delaware 19720
Attention: Juanita Harris

Reference is made to that certain Credit Agreement dated as of December 29th, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), CITIBANK, N.A, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9 of the Credit Agreement, the Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.                                      The requested date of such Continuation is              , 20  .

2.                                      The aggregate principal amount of the Loans indicated above subject to such Continuation is $                     and the portion of such principal amount subject to such Continuation is $                 .

3.                                      The current Interest Period of the Loans subject to such Continuation ends on,                20  .

4.                                      The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐                                    7 days

☐                                    one month

☐                                    three months

☐                                    six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and immediately after giving effect to such Continuation, no Default or Event of Default exists or will exist (provided the certification under this clause shall not be made in connection with a Conversion of a Loan into a Base Rate Loan).

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

Industrial Logistics Properties Trust

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION

                      , 20

Citibank, N.A.,
  as Administrative Agent
  under the Credit Agreement
  referred to below
1615 Brett Road, Ops III
New Castle, Delaware 19720
Attention: Juanita Harris

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 29th, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 of the Credit Agreement thereof (the “Lenders”), CITIBANK, N.A., as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Conversion of a Loan of one Type into a Loan of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.                                      The requested date of such Conversion is                 , 20  .

2.                                      The Type of Loan to be Converted pursuant hereto is currently:

[Check one box only]

☐                                    Base Rate Loan

☐                                    LIBOR Loan

3.                                      The aggregate principal amount of the Type of Loan indicated above subject to the requested Conversion is $                       and the portion of such principal amount subject to such Conversion is $                    .

4.                                      The amount of such Loan to be so Converted is to be converted into a Loan of the following Type:

[Check one box only]

☐                                    Base Rate Loan

☐                                    LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐                                    7 days

☐                                    one month

☐                                    three months

☐                                    six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and immediately after giving effect to such Conversion, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with a Conversion of a Loan into a Base Rate Loan) and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

                           , 20

Citibank, N.A.,
  as Administrative Agent
  under the Credit Agreement
  referred to below
1615 Brett Road, Ops III
New Castle, Delaware 19720
Attention: Juanita Harris

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of December 29th, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), CITIBANK, N.A, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                      Pursuant to Section 2.4(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $                   .

2.                                      The Borrower requests that such Swingline Loan be made available to the Borrower on            , 20   .

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the other Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and after making such Swingline Loan, (a) no Default or Event of Default exists or would exist (provided the certification under this clause (a) shall not be made in connection with a Conversion of a Loan into a Base Rate Loan), and none of the limits specified in Section 2.14 of the Credit Agreement would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the

Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article V of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.4(b) of the Credit Agreement.

[Signatures on Following Page]

If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.4(b) of the Credit Agreement.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Name:
Title:

EXHIBIT G

FORM OF NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”) hereby unconditionally promises to pay to the order of                        or registered assigns (the “Lender”), in care of CITIBANK, N.A, as Administrative Agent (the “Administrative Agent”), to its address 1615 Brett Road, Ops III, New Castle, Delaware 19720, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of                           AND    / 100 DOLLARS ($              ) (or such lesser amount as may be the then outstanding and unpaid balance of all Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of the Credit Agreement (defined below)), on the dates and in the principal amount provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

This Note is one of the “Notes” referred to in the Credit Agreement dated as of December 29th, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof, the Administrative Agent and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof.  Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Loans upon the terms and conditions specified therein.

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

[This Note is given in replacement of the Note dated         , 20  , in the original principal amount of $          previously delivered to the Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signatures on Following Page]

G-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date first written above.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Name:
Title:

G-2

EXHIBIT H

FORM OF SWINGLINE NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, INDUSTRIAL LOGISTICS PROPERTIES TRUST, a real estate investment trust organized under the laws of the State of Maryland (the “Borrower”), hereby unconditionally promises to pay to the order of                  (the “Swingline Lender”), in care of CITIBANK, N.A (the “Administrative Agent”), to                    , having an address at                                   -, or at such other address as may be specified by the Swingline Lender to the Borrower, the principal sum of                         (               ) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement (defined below)), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of each Swingline Loan made by the Swingline Lender, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Swingline Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to made any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of such Swingline Loans.

This Note is the “Swingline Note” referred to in the Credit Agreement dated as of December 29th, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, each of the financial institutions initially a signatory thereto and their assignees under Section 12.5 thereof, the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder by the Swingline Lender.  Terms used but not otherwise defined in this Swingline Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Swingline Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Swingline Note.

H-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note under seal as of the date first written above.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Name:
Title:

H-2

EXHIBIT I

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

Borrower:  INDUSTRIAL LOGISTICS PROPERTIES TRUST

Administrative Agent:  CITIBANK, N.A

Loan:  Loan number [       ] made pursuant to that certain “Credit Agreement” dated as of December 29th, 2017 among Borrower, Administrative Agent, the Lenders and the other parties thereto, as amended from time to time

Effective Date:  INSERT DATE

Check applicable box:

☐            New — This is the first Disbursement Instruction Agreement submitted in connection with the   Loan.

☐            Replace Previous Agreement — This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)         to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;

(2)         to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)         to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to 2.4(b) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

DELETE THIS PAGE IF NO DISBURSEMENT(S) AT CLOSING/ORIGINATION. DELETE THIS HEADER BEFORE SENDING TO BORROWER.

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers:  Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit.  All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO CITI ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit:  Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Citibank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Citibank, N.A. Deposit Account Number:

Further Credit Information/Instructions:

DELETE THIS PAGE IF NO DISBURSEMENT(S) SUBSEQUENT TO CLOSING. DELETE THIS HEADER BEFORE SENDING TO BORROWER.
WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers:  Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit.  All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE THE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO CITI ACCOUNTS ANTICIPATED

Direct Deposit:  Disbursement Requests for Subsequent Disbursements to be deposited into an account Citibank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Citibank, N.A. Deposit Account Number:

Further Credit Information/Instructions:

DELETE THIS PAGE IF NO THERE ARE NO RESTRICTED ACCOUNTS.  DELETE THIS HEADER BEFORE SENDING TO BORROWER.
WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

Restricted Account Disbursements

Restricted Account Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Restricted Account Disbursement Authorizer”) to disburse funds from a Restricted Account and to initiate Disbursements in connection therewith (each, a “Restricted Account Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Restricted Account Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Restricted Account Disbursement Authorizer may submit a Disbursement Request for all available funds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS FROM RESTRICTED ACCOUNT ANTICIPATED

Permitted Wire Transfers:  Disbursement Requests for Restricted Account Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Restricted Account Disbursement Exhibit.  All wire instructions must be in the format specified on the Restricted Account Disbursement Exhibit.

Names of Receiving Parties for Restricted Account Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Restricted Account Disbursement Exhibit)

1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO CITI ACCOUNTS FROM RESTRICTED ACCOUNTS ANTICIPATED

Direct Deposit:  Disbursement Requests for Restricted Account Disbursements to be deposited into an account at Citibank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Citibank, N.A. Deposit Account Number:

Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions.  The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Citibank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests.  Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing.  Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement.  Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests.  Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable.  Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made.  Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would:  (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability.  Administrative Agent, Issuing Bank, Swingline Lender and Lenders shall not be liable to Borrower or any other parties for:  (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, Issuing Bank, Swingline Lender or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Banks’s, Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, Issuing Bank, Swingline Lender any Lender or Borrower

knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement.  IN NO EVENT WILL ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided.  Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower.  Borrower agrees to be bound by any Disbursement Request:  (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower.  Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request.  Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative.  If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements.  A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States.  Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors.  Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests.  Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

DELETE THIS PAGE IF NOT APPLICABLE

DELETE THIS HEADER BEFORE SENDING TO BORROWER

CLOSING EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM

RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

DELETE THIS PAGE IF NOT APPLICABLE

DELETE THIS HEADER BEFORE SENDING TO BORROWER

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM

RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

RESTRICTED ACCOUNT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM

RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 29th, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), CITIBANK, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 29th, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), CITIBANK, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 29th, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), CITIBANK, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of December 29th, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto together with their assignees under Section 12.5 thereof (the “Lenders”), CITIBANK, N.A., as the Administrative Agent (the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption:  (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of [         ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), each of the financial institutions initially a signatory thereto and their assignees under Section 12.5 thereof (collectively, the “Lenders”), CITIBANK, N.A, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 8.3 of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent, the Issuing Bank and the Lenders that:

1.             (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on,             , 20   and (b) to the best of his or her knowledge, information and belief after due inquiry, as of the date hereof, no Default or Event of Default exists [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].

2.             Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish whether the Borrower has been in compliance with the covenants contained in Section 9.1 of the Credit Agreement for the accounting period set forth above.

3.             The representations and warranties of the Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is and shall be true and correct in all respects), except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of                , 20  .

Name:
Title:	Chief Accounting Officer/ CFO

Schedule 1

[calculations to be attached]

EXHIBIT L to the
CREDIT AGREEMENT

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT

Dated December 29, 2017

from

THE PLEDGORS REFERRED TO HEREIN

to

CITIBANK, N.A.,

as Collateral Agent

Schedules

Schedule I	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule II	-	Pledged Equity

Exhibits

Exhibit A	-	Form of Pledge Supplement
Exhibit B	-	Form of Authorization Statement
Exhibit C	-	Form of Acknowledgment and Consent

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated December 29, 2017 (this “Agreement”) among INDUSTRIAL LOGISTICS PROPERTIES TRUST, a Maryland real estate investment trust (the “Borrower”), SELECT INCOME REIT, a Maryland real estate investment trust (“SIR”), and the ADDITIONAL PLEDGORS (as defined in Section 16) (each such Additional Pledgor, together with Borrower and SIR referred to herein as a “Pledgor”, and collectively, the “Pledgors”), and CITIBANK, N.A., as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article XI of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

(1)                                 The Pledgors (other than SIR) and certain other Loan Parties have entered into a Credit Agreement dated as of the date hereof (such Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with the Lenders, the Agents, the Specified Derivatives Providers (as defined in the Credit Agreement) and the Issuing Banks (each as defined therein, and collectively, the “Secured Parties”).

(2)                                 Pursuant to the Credit Agreement, the Pledgors are entering into this Agreement in order to grant to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in the Collateral (as hereinafter defined).

(3)                                 Each Pledgor identified on Schedule I hereto is the owner as of the date hereof of the Equity Interests in the respective Borrower or Guarantor (collectively, the “Initial Pledged Equity”) set forth opposite such Pledgor’s name on and as otherwise described in Schedule II and issued by the respective Persons named therein.

(4)                                 It is a condition precedent to the making of the Loans by the Secured Parties under the Credit Agreement that the Pledgors shall have executed and delivered this Agreement to the Administrative Agent.

(5)                                 Each Pledgor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(6)                                 Capitalized terms used but not otherwise defined in this Agreement shall have their respective meanings set forth in the Credit Agreement.  Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  “UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided, however, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

NOW, THEREFORE, in consideration of the premises, in order to induce the Secured Parties to make Advances and issue Letters of Credit under the Credit Agreement from time to time, and for good and valuable other consideration, the receipt and sufficiency of which is hereby conclusively acknowledged, each Pledgor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1                                              Grant of Security.

Section 1.1                                    Collateral.  Each Pledgor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Pledgor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Pledgor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a)                                 the following (the “Security Collateral”):  (A) the Initial Pledged Equity, (B) the Equity Interests in any Guarantor from time to time hereafter acquired or created (collectively, the “Additional Pledged Equity” and together with the Initial Pledged Equity, the “Pledged Equity”), (C) the certificates (if any) representing the Initial Pledged Equity and the Additional Pledged Equity, and (D) all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and the Additional Pledged Equity, and all subscription warrants, rights or options issued thereon or with respect thereto;

(b)                                 all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Pledgor pertaining to any of the Collateral; and

(c)                                  all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) and (b) of this Section 1 and this clause (c)) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Section 1.2                                    Scope of Grant.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 1.1 attach to any agreement, permit, consent, order or franchise covering real or personal property of any Pledgor, and any of its rights or interest thereunder, if and to the extent that the grant of a security interest or lien is prohibited by or in violation of (y) any law, rule, regulation or order, or (z) a term, provision or condition of any such agreement, permit, consent, order or franchise in each case (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Bankruptcy Law) or principles of equity) and such provision or condition has not been waived or the consent of the other party to such agreement, permit, consent, order or franchise has not been obtained; provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such agreement, permit, consent, order or franchise not subject to the prohibitions specified in (y) or (z) above; provided further that the exclusions referred to in this paragraph shall not include any proceeds of any such agreement, permit, consent, order or franchise.

Section 2                                              Security for Obligations.  This Agreement secures the payment of all Obligations of such Pledgor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).  Without limiting the generality of the foregoing, this Agreement secures, as to each Pledgor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Pledgor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3                                              Pledgors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Pledgor shall remain liable under the contracts and agreements included in such Pledgor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Pledgor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral solely by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4                                              Delivery and Control of Security Collateral.

Section 4.1                                    On the date hereof, all then-existing certificates or instruments representing or evidencing the Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.  Thereafter, all other certificates or instruments representing or evidencing the Security Collateral shall, no later than ten (10) Business Days after certificates or instruments representing or evidencing the Security Collateral are acquired (or such date that is no more than thirty (30) days later as may be agreed by the Administrative Agent and the Collateral Agent, in their discretion), be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.  In addition, upon the occurrence and during the continuance of an Event of Default and the exercise of remedies pursuant to Section 13 hereof, the Administrative Agent and the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing the Security Collateral for certificates or instruments of smaller or larger denominations. The Borrower shall, and each Pledgor shall cause each other issuer of Pledged Equity to, maintain its Organizational Documents in accordance with the Pledge Requirement in effect on the date of this Agreement.

Section 4.2                                    [Reserved]

Section 4.3                                    With respect to any Security Collateral, upon the request of the Administrative Agent, such Pledgor will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

Section 4.4                                    Upon the occurrence and during the continuance of an Event of Default and the exercise of remedies pursuant to Section 14 hereof, the Administrative Agent shall have the right, at any time in its discretion and upon notice to any Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 9.1.

Section 5                                              Representations and Warranties.  Each Pledgor represents and warrants as follows:

Section 5.1                                    Such Pledgor’s exact legal name is correctly set forth in Schedule I hereto.  Except as otherwise notified by the Pledgors pursuant to Section 7, such Pledgor is located (within the meaning of Section 9-307 of the UCC) and has its chief executive office, in the state or jurisdiction set forth in Schedule I hereto.  Except as otherwise notified by the Pledgors pursuant to Section 7, the information set forth in Schedule I hereto with respect to such Pledgor is true and accurate in all respects.  Such Pledgor has not previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule I hereto except as disclosed on Schedule I hereto.

Section 5.2                                    Such Pledgor is the legal and beneficial owner of the Collateral of such Pledgor free and clear of any Lien, claim, option or right of others, except for Permitted Liens.  As of the date hereof, no effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing Pledgor or any trade name of Pledgor as debtor is on file in any recording office, except (i) such as may have been filed in favor of the Collateral Agent relating to the Loan Documents and (ii) to the extent that such financing statement or other instrument similar in effect does not relate to such Pledgor’s interest in the Collateral.

Section 5.3                                    The Pledged Interests pledged by such Pledgor hereunder have been duly authorized and, if relating to a corporation, validly issued and are fully paid and non-assessable.  If such Pledgor is an issuer of Pledged Interests, such Pledgor confirms, by virtue of its execution of this Agreement, that it has received notice of such security interest.

Section 5.4                                    The Initial Pledged Equity pledged by such Pledgor constitutes the percentage of the issued and outstanding Capital Stock of the issuers thereof indicated on Schedule II hereto.

Section 5.5                                    Certificated securities representing all the Initial Pledged Equity have been delivered to the Collateral Agent in accordance with Section 4.1.  None of the Pledged Equity is credited to a “securities account” (within the meaning of Section 8-501(a) of the UCC).  The Initial Pledged Equity pledged by such Pledgor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto, which is all of the issued and outstanding Equity Interests in the respective Borrower or Guarantor issuer of such interests.

Section 5.6                                    All filings and other actions (including, without limitation, (A) actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-105, 9-106 and 9-

107 of the UCC and Section 16 of UETA and (B) actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral evidenced by a certificate of ownership) necessary to perfect the security interest in the Collateral of such Pledgor created under this Agreement have been duly made or taken and are in full force and effect, or, upon filing by Administrative Agent or Collateral Agent of UCC-1 financing statements and similar perfection documents shall be in full force and effect and this Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings, perfected first priority security interest in all Collateral of such Pledgor that may be perfected by the filing of UCC-1 financing statements, securing the payment of the Secured Obligations.

Section 5.7                                    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Pledgor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Pledgor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), or (iii) the exercise by the Collateral Agent of its rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except for the filing of financing and continuation statements under the UCC, filings with the United States Securities and Exchange Commission, such actions as may be required by applicable laws affecting the offering and sale of securities generally, and consents, authorizations, filings or other actions which have been obtained or made.

Section 6                                              Further Assurances.

Section 6.1                                    Each Pledgor agrees that from time to time, at its own expense, such Pledgor will execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Pledgor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Pledgor.  Without limiting the generality of the foregoing, each Pledgor will, upon the reasonable request of the Administrative Agent, promptly, with respect to the Collateral of such Pledgor, deliver to the Collateral Agent evidence that all other action that the Collateral Agent may reasonably deem necessary or desirable in order to perfect and protect, and continue the protection and perfection of, the security interest created by Pledgor under this Agreement in a manner consistent with the requirements of this Agreement have been taken.

Section 6.2                                    Each Pledgor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto; provided, however, that such filings shall in any event include a description of collateral no more expansive than the descriptions in Section 1 of this Agreement (including the defined terms from the Credit Agreement incorporated therein by reference).  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.  Each Pledgor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

Section 6.3                                    Each Pledgor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Security Collateral of such

Pledgor and such other reports in connection with such Security Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 7                                              Changes.

Section 7.1                                    No Pledgor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 5.1 of this Agreement without first giving at least thirty (30) days’ prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  Except as not otherwise prohibited by the Credit Agreement, no Pledgor will become bound by a pledge agreement authenticated by another Person (determined as provided in Section 9-203(d) of the UCC) that purports to create a security interest in any part of the Collateral without giving the Collateral Agent thirty (30) days’ prior written notice thereof and taking all action required by the Collateral Agent to ensure that the perfection and first priority nature of the Collateral Agent’s security interest in the Collateral will be maintained.  Each Pledgor will hold and preserve its records relating to the Collateral, and will, upon reasonable notice, permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents.  If the Pledgor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

Section 7.2                                    If any Pledgor shall, as a result of its ownership of the Pledged Equity, become entitled to receive or shall receive any stock certificate or limited partnership or regular membership certificate, as applicable (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares of the Pledged Equity, or otherwise in respect thereof, such Pledgor shall receive the same in trust for the benefit of the Collateral Agent, hold the same in trust for the Collateral Agent and, no later than ten (10) Business Days following receipt thereof deliver the same to the Collateral Agent in the exact form received, duly endorsed by such Pledgor to the Collateral Agent, if required, together with an updated stock, regular membership or limited partnership interest power covering such certificate duly executed in blank, to be held by the Collateral Agent hereunder as additional security for the Secured Obligations.  Such Pledgor shall also deliver to the Administrative Agent together with such certificates and powers an updated Schedule II to this Agreement.

Section 8                                              UCC Article 8.  The Pledged Equity (i) will continue to be “securities” within the meaning of Sections 8-102(a)(15) and 8-103 of the UCC and (ii) will continue to be “financial assets” (within the meaning of Section 8-102(a)(9) of the UCC).  The Pledged Equity will not be credited to a “securities account” (within the meaning of Section 8-501(a) of the UCC).

Section 9                                              Voting Rights; Distributions; Etc.

Section 9.1                                    So long as no Event of Default shall have occurred and be continuing:

(i)                                     Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of each Pledgor or any part thereof for any purpose; provided, however, that such Pledgor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.

(ii)                                  Except as provided pursuant to Section 7.2, each Pledgor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Pledgor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents.

(iii)                               The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

Section 9.2                                    Upon the occurrence and during the continuance of an Event of Default:

(i)                                     All rights of each Pledgor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 9.1(i) shall, upon notice to such Pledgor by the Administrative Agent or Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 9.1(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)                                  All dividends, interest and other distributions that are received by any Pledgor contrary to the provisions of paragraph (i) of this Section 9.2 shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall be promptly paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 10                                       Transfers and Other Liens; Additional Equity Interests.

Section 10.1                             Each Pledgor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of the Collateral, and options relating to the Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the pledge, assignment and security interest created under this Agreement and Permitted Liens.

Section 10.2                             Except as otherwise issued in a Qualified Public Offering or other transaction permitted under the Credit Agreement, each Pledgor agrees that it shall (i) cause each issuer of the Pledged Interests pledged by such Pledgor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Interests issued by such issuer, except to such Pledgor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all such additional Equity Interests or other securities held or received by such Pledgor, subject to the terms of the Credit Agreement.

Section 11                                       Administrative Agent Appointed Attorney-in-Fact.  To the extent permitted by applicable law, each Pledgor hereby irrevocably appoints the Collateral Agent such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time upon the occurrence and during the continuance of an Event of Default in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

Section 11.1                             to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

Section 11.2                             to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with Section 11.1 above, and

Section 11.3                             to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or the rights of the Collateral Agent with respect to any of the Collateral.

Section 12                                       Collateral Agent May Perform.  If any Pledgor fails to perform any agreement contained herein, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Pledgor under Section 15.

Section 13                                       The Collateral Agent’s Duties.

Section 13.1                             The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for (i) the exercise of reasonable care with respect to, and the safe custody of, any Collateral in its possession and the accounting for moneys actually received by it hereunder, and (ii) liability for the gross negligence or willful misconduct of any of the Collateral Agent’s officers, directors, agents or employees, the Collateral Agent shall have no duty or liability as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 13.2                             Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each, a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Pledgor hereunder shall be deemed for purposes of this Pledge Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Pledgor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 14                                       Remedies.  If any Event of Default shall have occurred and be continuing:

Section 14.1                             The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; and (ii) exercise any and all rights and remedies of any of the Pledgors under or in connection with the Collateral, or otherwise in respect of the Collateral.  Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

Section 14.2                             Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral will be applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 15) by the Collateral Agent for the ratable benefit of the Secured Parties against the Secured Obligations in accordance with the priority for payments set forth in the Credit Agreement.  Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

Section 14.3                             All payments received by any Pledgor in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

Section 14.4                             If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Pledgor pursuant to this Section 14, each Pledgor agrees that, upon request of the Collateral Agent, such Pledgor will, at its own expense, provide the Collateral Agent with such other information and projections as may be necessary or, in the opinion of the Administrative Agent and the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Security Collateral and otherwise cooperate with such sale of such Security Collateral or any part thereof as the Collateral Agent reasonably requires to ensure that such sale is valid and binding and in compliance with applicable law.

Section 14.5                             The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 14, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral:  (i) any information and projections provided to it pursuant to Section 14.1 above; and (ii) any other information in its possession relating to such Security Collateral.

Section 14.6                             The rights of the Collateral Agent and Administrative Agent under this Agreement shall not be conditioned or contingent upon the pursuit by the Collateral Agent or Administrative Agent of any right or remedy against any Pledgor or against any other Person which may be or become liable in respect of all or any part of the Secured Obligations or against any other security therefore, guarantee thereof or right of offset with respect thereto.  The Administrative Agent or Collateral Agent shall not be liable for any failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so, nor shall it be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

Section 15                                       Indemnity and Expenses.

Section 15.1                             Each Pledgor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

Section 15.2                             Each Pledgor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent and Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Pledgor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent and Administrative Agent or the other Secured Parties hereunder or (iv) the failure by such Pledgor to perform or observe any of the provisions hereof.

Section 16                                       Amendments; Waivers; Additional Pledgors, Etc.

Section 16.1                             No amendment shall in any event be effective unless the same shall be in writing and signed by the parties hereto.  No waiver of any provision of this Agreement, and no consent to any departure by any Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 16.2                             Upon the execution and delivery, or authentication, by any Person of a pledge agreement supplement in substantially the form of Exhibit A hereto (each, a “Pledge Agreement Supplement”), (i) such Person shall be referred to as an “Additional Pledgor” and shall be and become a Pledgor hereunder, and each reference in this Agreement and the other Loan Documents to “Pledgor” shall also mean and be a reference to such Additional Pledgor,  and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Pledgor, and (ii) the supplemental Schedules I-III attached to each Pledge Agreement Supplement (the “Supplemental Schedules”) shall be incorporated into and become a part of and supplement Schedules I-III, respectively, hereto (the “Schedules”), and the Collateral Agent may attach such Supplemental Schedules to such Schedules; and each reference to such Schedules shall mean and be a reference to such Schedules as supplemented pursuant to each Pledge Agreement Supplement.

Section 17                                       Notices, Etc.  All notices and other communications provided for hereunder shall be given in accordance with Section 12.1 of the Credit Agreement.  Delivery by telecopier or email (in .pdf or similar electronic format) of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Pledge Agreement Supplement or the Schedules hereto shall be effective as delivery of an original executed counterpart thereof.

Section 18                                       Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations and (ii) the Termination Date, (b) be binding upon each Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement in accordance with the terms thereof (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as provided in Section 12.5 of the Credit Agreement.

Section 19                                       Release; Termination.

The pledge and security interest granted hereby shall automatically terminate, the Liens on the Collateral granted under the Loan Documents will automatically be released (i) in whole, upon payment in full of the Secured Obligations or upon the Collateral Release Date, (ii) as to any property constituting Collateral that is sold, leased, transferred or otherwise disposed of by a Pledgor in accordance with the terms of the Loan Documents, including by way of merger, consolidation or dissolution that is permitted under the Loan Agreement, (iii) with respect to any Collateral that is owned by a Pledgor that is released from its Guarantee pursuant to the Loan Agreement, and (iv) with the consent of the Lenders or Requisite Lenders, as applicable, pursuant to the Credit Agreement, and, in each case, all rights to the applicable Collateral shall revert to the applicable Pledgor.  Notwithstanding any provision to the contrary herein, as and when requested by any Pledgor, the Collateral Agent shall, at the Pledgor’s cost, (y) execute and deliver UCC financing statement amendments or releases that remove the released Collateral from any previously filed financing statements that included such released Collateral in the description of the assets covered thereby and (z)

deliver to such Pledgor any such released Collateral in the Collateral Agent’s possession following the release of such Collateral.  If requested in writing by a Pledgor, the Administrative Agent shall, at the Pledgor’s cost, promptly execute and deliver such other documents, instruments or statements and to take such other action as such Pledgor may reasonably request to evidence or confirm that the Collateral is released in accordance with this Section 19 has been released from the Liens of each of the Loan Documents.

Section 20                                       Security Interest Absolute.

Section 20.1                             The obligations of each Pledgor under this Agreement are independent of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Pledgor to enforce this Agreement, irrespective of whether any action is brought against such Pledgor or any other Loan Party or whether such Pledgor or any other Loan Party is joined in any such action or actions.  All rights of the Collateral Agent and the other Secured Parties and the pledge, assignment and security interest hereunder, and all obligations of each Pledgor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Pledgor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(i)                                     any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(ii)                                  any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any other amendment or waiver of or any consent to any departure from any Loan Document, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(iii)                               any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(iv)                              any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(v)                                 any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(vi)                              any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (each Pledgor waiving any duty on the part of the Secured Parties to disclose such information);

(vii)                           the failure of any other Person to execute this Agreement or any other Collateral Document, guaranty or agreement or the release or reduction of liability of any Pledgor or other Pledgor or surety with respect to the Secured Obligations; or

(viii)                        any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, such Pledgor or any other Pledgor or a third party Pledgor of a security interest.

(ix)                              This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, all as though such payment had not been made.

Section 21                                       Third Party Waivers.

Section 21.1                             Each Pledgor authorizes the Collateral Agent to perform any or all of the following acts at any time in its sole discretion, all without notice to any Pledgor, without affecting such Pledgor’s obligations under this Agreement or any other Loan Documents and without affecting the liens and encumbrances against the Collateral in favor of the Collateral Agent:

(i)                                     Subject to Section 12.6 of the Credit Agreement, the Collateral Agent may alter any terms of the Obligations or any part thereof, including renewing, compromising, extending or accelerating, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Obligations or any part thereof.

(ii)                                  The Collateral Agent may take and hold security for the Obligations, accept additional or substituted security, and subordinate, exchange, enforce, waive, release, compromise, fail to perfect and sell or otherwise dispose of any such security.

(iii)                               The Collateral Agent may direct the order and manner of any sale of all or any part of any security now or later to be held for the Obligations, and the Collateral Agent (or its nominees or designees) may also bid at any such sale.

(iv)                              The Collateral Agent may apply any payments or recoveries from Borrower, any Pledgor or any other source, and any proceeds of any security, to the obligations under the Loan Documents in such manner, order and priority as the Collateral Agent may elect.

(v)                                 The Collateral Agent may release the Borrower or any other person or entity of its liability for the Obligations or any part thereof.

(vi)                              The Collateral Agent may substitute, add or release any one or more guarantors or endorsers.

(vii)                           In addition to the Obligations, the Collateral Agent may extend other credit to the Borrower, and may take and hold security for the credit so extended.

Section 21.2                             Each Pledgor waives:

(i)                                     Any right it may have to require the Collateral Agent to proceed against the Borrower, any Pledgor or any other person or entity, proceed against or exhaust any security held from the Borrower, any Pledgor or any person or entity, or pursue any other remedy in the Collateral Agent’s power to pursue;

(ii)                                  Any defense based on any claim that any Pledgor’s obligations exceed or are more burdensome than those of the Borrower, any Pledgor or any other Person;

(iii)                               Any defense:  (A) based on any legal disability of any other Person, (B) based on any release, discharge, modification, impairment or limitation of the liability of any other person or entity to the Collateral Agent from any cause, whether consented to by the Collateral Agent or arising by operation of law, (C) arising out of or able to be asserted as a result of any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of any other person or entity or any of their respective affiliates, or any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case as undertaken under any U.S. Federal or State law (each of the foregoing described in this clause (C) being referred to herein as an “Insolvency Proceeding”); or (D) arising from any rejection or disaffirmance of the Obligations, or any part thereof, or any security held therefor, in any such Insolvency Proceeding;

(iv)                              Any defense based on any action taken or omitted by the Collateral Agent in any Insolvency Proceeding involving any other Person, including any election to have the Collateral Agent’s claim allowed as being secured, partially secured or unsecured, any extension of credit by the Collateral Agent to any other Person in any Insolvency Proceeding, and the taking and holding by the Collateral Agent of any security for any such extension of credit;

(v)                                 All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of intention to accelerate, notices of acceleration, notices of acceptance of this Agreement or any other Loan Document and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind (except or expressly required by the Loan Documents); and

(vi)                              Except for such notices as required by the Loan Documents, any defense based on or arising out of any defense that the Borrower or any of its affiliates may have to the payment or performance of the Obligations (other than the defense that the Obligations have been paid in full).

Section 21.3                             (a) After the occurrence and during the continuance of any Event of Default, in its sole discretion, without prior notice (except as required by applicable law) to or consent of any Pledgor or the Borrower, the Collateral Agent may elect to:  (1) foreclose against any collateral for the Secured Obligations, (2) accept any offer to transfer any such collateral for the Secured Obligations in lieu of foreclosure, (3) compromise or adjust the Secured Obligations or any part thereof or make any other accommodation with Borrower or any Person, or (4) exercise any other remedy against the Borrower or any person or entity or any collateral for the Secured Obligations.  No such action by the Collateral Agent shall release or limit the Collateral Agent’s rights hereunder or under the other Loan Documents, even if the effect of the action is to deprive any Pledgor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from the Borrower or any other Person for any sums paid to the Collateral Agent, whether contractual or arising by operation of law or otherwise.  Each Pledgor expressly agrees that under no circumstances shall such Pledgor be deemed to have any right, title, interest or claim in or to any real or personal property to be held by the Collateral Agent or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Secured Obligations in accordance with this Agreement and Applicable Law.

(b)                                 Subject to the payment in full of all Secured Obligations, each Pledgor shall retain its rights to seek contribution and reimbursement from, and rights of subrogation with respect to, any other Pledgor to the extent the Secured Obligations hereunder render such Pledgor insolvent.  Such rights of subrogation, contribution and reimbursement shall be subordinate to the Secured Obligations, and no Pledgor shall enforce any such rights until the Secured Obligations shall have been paid in full.

Section 22                                       Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email (in .pdf or similar electronic format) shall be effective as delivery of an original executed counterpart of this Agreement.

Section 23                                       The Credit Agreement.  If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall control and govern to the extent of such inconsistency.

Section 24                                       Jurisdiction, Etc.

Section 24.1                             Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County and City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

Section 24.2                             Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 25                                       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 26.                                    WAIVER OF JURY TRIAL.  Each of the parties hereto irrevocably and unconditionally  waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents and (b) any claims for punitive damages (to the extent such claims arise from the use of proceeds of the Loans for the purpose of acquisitions).  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 26.

[Signatures on following pages]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

CITIBANK, N.A.,
as Collateral Agent

By:
Name:
Title:

[Signatures continue on following pages]

PLEDGORS:

SELECT INCOME REIT

By:
Name:
Title:

INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:
Name:
Title:

Schedule I to the
Pledge Agreement

LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

Pledgor	Location and Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.
SELECT INCOME REIT	Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458-1460	real estate investment trust	Maryland	D14425177
INDUSTRIAL LOGISTICS PROPERTIES TRUST	Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458-1460	real estate investment trust	Maryland	D18270009

Schedule II to the
Pledge Agreement

PLEDGED EQUITY

Pledgor	Issuer	Class of Equity Interest	Par Value	Certificate No(s)	Number of Shares	Percentage of Outstanding Shares or Membership Interests
Select Income REIT	Industrial Logistics Properties Trust	common	$0.01	1, 2	45,000,000	100%
Industrial Logistics Properties Trust	Alpha BT LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Hawaii MMGD LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Hawaii Phoenix Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Higgins Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT Avon LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT Florida LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT Mahwah LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT Newton Iowa LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT TN LLC	Common membership interests	None	1	N/A	100%

Industrial Logistics Properties Trust	ILPT Tower LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT Trails Road LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT Virginia LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	ILPT Windsor LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	LTMAC Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Masters Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Orville Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	RFRI Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Robin 1 Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Albany LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Ankeny LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Asheville LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Baton Rouge LLC	Common membership interests	None	1	N/A	100%

Industrial Logistics Properties Trust	SIR Bemidji LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Brookfield LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Burlington LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Chillicothe LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Denver LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Fernley LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Fort Smith LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Harvey LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR ID Colorado Springs LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Kalamazoo LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Lafayette LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Lincoln LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR McAlester LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Minot LLC	Common membership interests	None	1	N/A	100%

Industrial Logistics Properties Trust	SIR Murfreesboro LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR North East LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Obetz LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Orange Township LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Pocatello LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Pueblo LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Rock Hill LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Rockford (American) LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Salt Lake City LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR South Point LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	SIR Spartanburg LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Tanaka Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	TedCal Properties LLC	Common membership interests	None	1	N/A	100%

Industrial Logistics Properties Trust	TSM Properties LLC	Common membership interests	None	1	N/A	100%
Industrial Logistics Properties Trust	Z&A Properties LLC	Common membership interests	None	1	N/A	100%

Exhibit A to the
Pledge Agreement

FORM OF PLEDGE AGREEMENT SUPPLEMENT

[Date of Pledge Agreement Supplement]

To:                             Citibank, N.A., as Collateral Agent
                                                1615 Brett Road OPS III
                                                New Castle, DE 19720
                                                Attention:  Bank Loan Syndications Department

INDUSTRIAL LOGISTICS PROPERTIES TRUST

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated as of December 29, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Industrial Logistics Properties Trust, a Maryland real estate investment trust, as the Borrower, the Secured Parties party thereto, Citibank, N.A., as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII of the Credit Agreement, the “Collateral Agent”), and Citibank, N. A., as administrative agent for the Lenders and the other financial institutions party thereto, and (ii) the Pledge Agreement dated December 29, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) made by the Pledgors from time to time party thereto in favor of the Collateral Agent for the Secured Parties.  Terms defined in the Credit Agreement or the Pledge Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Pledge Agreement.

SECTION 1.  Grant of Security.  The undersigned hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in and to all of the Collateral of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached Supplemental Schedules to the Schedules to the Pledge Agreement.

SECTION 2.  Security for Obligations.  The grant of a security interest in, the Collateral by the undersigned under this Pledge Agreement Supplement and the Pledge Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this Pledge Agreement Supplement and the Pledge Agreement secure the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party or SIR.

SECTION 3.  Supplements to Pledge Agreement Schedules.  The undersigned has attached hereto Supplemental Schedules I through III to Schedules I and II respectively,

to the Pledge Agreement, and the undersigned hereby certifies, as of the date first above written, that such Supplemental Schedules have been prepared by the undersigned in substantially the form of the equivalent Schedules to the Pledge Agreement and are complete and correct.

SECTION 4.  Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 5 of the Pledge Agreement (as supplemented by the attached Supplemental Schedules) to the same extent as each other Pledgor.

SECTION 5.  Obligations Under the Pledge Agreement.  The undersigned hereby agrees, as of the date first above written, to be bound as a Pledgor by all of the terms and provisions of the Pledge Agreement to the same extent as each of the other Pledgors.  The undersigned further agrees, as of the date first above written, that each reference in the Pledge Agreement to an “Additional Pledgor” or a “Pledgor” shall also mean and be a reference to the undersigned.

SECTION 6.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County and City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement Supplement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Pledge Agreement Supplement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Pledge Agreement Supplement or the other Loan Documents against the Loan Parties or their properties in the courts of any jurisdiction.

(b)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.  Governing Law.  This Pledge Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.  WAIVER OF JURY TRIAL.  The undersigned unconditionally waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Pledge Agreement Supplement or any of the other Loan Documents and (b) any claims for punitive damages (to the extent such claims arise from the use of proceeds of the Loans for the purpose of acquisitions).  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Pledge Agreement Supplement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.

[NO FURTHER TEXT ON THIS PAGE]

Very truly yours,

[NAME OF ADDITIONAL PLEDGOR]

By:
Name:
Title:

Address for notices:

Exhibit B to the
Pledge Agreement

FORM OF AUTHORIZATION STATEMENT

[            ] [  ], 20[  ]

To:                             [Name and Address of Issuer]

Reference is made to the Pledge Agreement, dated December 29, 2017 (the “Pledge Agreement”; capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Pledge Agreement), made by the undersigned and certain other parties to Citibank, N.A., as Collateral Agent, a copy of which is attached hereto.  Pursuant to the Pledge Agreement, the undersigned hereby notifies [Name of Issuer] that the undersigned has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the undersigned’s right, title and interest in and to all of the Pledged Equity (including all of the Equity Interests of the undersigned in [Name of Issuer]), and hereby instructs [Name of Issuer] to register the Security Interest in favor of:

CITIBANK, N.A.,
as Administrative Agent
1615 Brett Road OPS III
New Castle, Delaware 19720
Attention:  Bank Loan Syndications Department

Very truly yours,

[NAME OF PLEDGOR]

By:
Name:
Title:

Exhibit C to the
Pledge Agreement

FORM OF ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Authorization Statement, dated as of [       ] [  ], [20  ] and the Pledge Agreement referred to therein.

[NAME OF ISSUER]

By:
Name:
Title: